     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 16, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              WMS INDUSTRIES INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                                    36-2814522
              (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER IDENTIFICATION NO.)
               INCORPORATION OR ORGANIZATION)

      3401 NORTH CALIFORNIA AVENUE, CHICAGO, ILLINOIS 60618 (773) 961-1111 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             ORRIN J. EDIDIN, ESQ.

                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                              WMS INDUSTRIES INC.

      3401 NORTH CALIFORNIA AVENUE, CHICAGO, ILLINOIS 60618 (773) 961-1111 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             JEFFREY N. SIEGEL, ESQ                             HOWARD L. SHECTER, ESQ.
              SHACK & SIEGEL, P.C.                            MORGAN, LEWIS & BOCKIUS LLP
                530 FIFTH AVENUE                                    101 PARK AVENUE
               NEW YORK, NY 10036                                  NEW YORK, NY 10178
                 (212) 782-0700                                      (212) 309-6000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                            PROPOSED            PROPOSED
                                                                             MAXIMUM             MAXIMUM            AMOUNT OF
             TITLE OF SECURITIES                    AMOUNT TO BE         OFFERING PRICE         AGGREGATE         REGISTRATION
              TO BE REGISTERED                       REGISTERED           PER SHARE(1)       OFFERING PRICE            FEE
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.50(2)..............   4,025,000 shares(3)          $15.84            $63,756,000         $17,724.17
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) on the basis of the average of the high and low prices of the common stock reported on the New York Stock Exchange on July 15, 1999.
(2) In accordance with the Rights Agreement between the registrant and The Bank of New York, dated as of March 5, 1998, all shares of common stock are accompanied by certain stock purchase rights.
(3) Includes 525,000 shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED JULY 16, 1999
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                3,500,000 SHARES

                                   [WMS LOGO]

                                  COMMON STOCK
                               $       PER SHARE
--------------------------------------------------------------------------------
WMS Industries Inc. is offering 3,500,000 shares of common stock by means of this prospectus. This is a firm commitment underwriting.

Our common stock is listed on the New York Stock Exchange under the symbol "WMS." On July 9, 1999, the last reported sale price of our common stock on the New York Stock Exchange was $16.75 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                                       PER SHARE    TOTAL
                                                       ---------   -------
Price to the public..................................   $          $
Underwriting discount................................
Proceeds to WMS......................................

WMS has granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 525,000 additional shares from WMS within 30 days following the date of this prospectus to cover over-allotments.

--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE MISSISSIPPI GAMING COMMISSION, NOR ANY OTHER GAMING REGULATORY AUTHORITY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF OUR COMMON STOCK. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

CIBC WORLD MARKETS                                         PRUDENTIAL SECURITIES
                 The date of this prospectus is July   , 1999.

                [Collage of color photos of WMS gaming machines]

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    i
Prospectus Summary..........................................    1
Risk Factors................................................    5
Use of Proceeds.............................................   10
Capitalization..............................................   11
Common Stock Market Price Data..............................   12
Selected Consolidated Financial Data........................   13
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   15
Business....................................................   19
Government Regulation.......................................   29
Management..................................................   36
Certain Relationships and Related Transactions..............   38
Underwriting................................................   40
Legal Matters...............................................   41
Experts.....................................................   41
Where You Can Find More Information.........................   42
Index to Consolidated Financial Statements..................  F-1

                          ---------------------------

As used in this prospectus, the terms "we," "us," "our" and "WMS" mean WMS Industries Inc., a Delaware corporation, and its subsidiaries, unless the context indicates a different meaning, and the term "common stock" means our common stock, $0.50 par value per share. Unless we indicate otherwise, the information in this prospectus assumes that the underwriters will not exercise the over-allotment option.

WMS Gaming(R) is a trademark of our subsidiary, WMS Gaming Inc. Our product names mentioned in this prospectus are trademarks of WMS Gaming Inc., except where they are licensed. Williams(R), Pinball 2000(TM), DCS Sound System(R), Dotmation(TM) and Revenge from Mars(TM) are trademarks of our subsidiary, Williams Electronics Games, Inc. Monopoly(R), Chance(R) and Community Chest(R) are trademarks of Hasbro, Inc. Star Wars(R) is a trademark of Lucasfilm Ltd. The other trademarks mentioned in this prospectus are the property of their respective owners.

The underwriters are offering the shares of common stock subject to various conditions and may reject all or part of any order. The shares should be ready
for delivery on or about          , 1999 against payment in immediately
available funds. See "Underwriting."

                           FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus contains "forward-looking statements" within the meaning of the federal securities laws. These statements may be found under the headings "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," among others. These statements describe our beliefs concerning the future based on currently available information. We do not intend to update the forward-looking statements included in this prospectus. Our actual results could differ materially from those contained in the forward-looking statements due to a number of risks and uncertainties. Forward-looking statements typically are identified by the use of terms such as "may," "will," "expect," "anticipate," "believe," "estimate," and similar words, although some forward-looking statements are expressed differently. Important factors that could cause our actual results to differ materially from our expectations expressed in the forward-looking statements are set forth under the caption "Risk Factors" and in other sections of this prospectus.

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering, as well as our financial statements and the accompanying notes that appear elsewhere in this prospectus. You should also read the information incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                   ABOUT WMS

We are a leading designer, manufacturer and marketer of innovative video and reel spinning gaming machines, video lottery terminals and pinball games. Our primary focus is the growth of our gaming machine business. We seek to develop gaming machines that offer greater entertainment value than traditional slot machines and generate greater revenues for casinos and other gaming machine operators. Our gaming machines incorporate secondary bonus rounds, advanced graphics, digital sound and engaging game themes, some of which include popular songs and recognized trademarks. Our gaming machines are installed in all of the major gaming jurisdictions in North America and in several foreign jurisdictions. Our gaming machine revenues increased 127% from $34.8 million in the first nine months of fiscal 1998, to $79.1 million in the first nine months of fiscal 1999.

In June 1997, we introduced Reel 'Em In, our first single-themed multi-coin, multi-line video gaming machine that incorporates a secondary bonus game. Our multi-coin, multi-line gaming machines accept up to 90 coins at a time and have up to nine distinct pay lines, giving the players more ways to win. In addition, secondary bonusing creates a "game-within-a-game" that rewards players by offering them a chance to advance from the primary game to a secondary game. The secondary game also gives the players additional payoff opportunities and allows them to interact with the game by choosing from various entertaining options in the bonus round. The success of Reel 'Em In led to our introduction of a series of video gaming machines based on this new-generation design. This series includes Winning Bid, Top Banana, Filthy Rich, Jackpot Party, Life of Luxury, Boom! and Instant Winner, each featuring a unique and entertaining theme. The multi-coin, multi-line and secondary bonus features and our highly-entertaining themes are designed to attract new players, encourage repeat play and increase the average wager per play.

In the fall of 1998, we introduced a series of four Monopoly-themed gaming machines that were named the "Most Innovative Gaming Product for 1999" at the American Gaming, Lodging and Leisure Summit. We are the exclusive worldwide licensee of the widely-recognized Monopoly trademark for use on gaming machines. Since their introduction, these machines have typically generated average daily revenue significantly in excess of the average daily revenue of the casinos' other gaming machines. For example, in Nevada during the first quarter of 1999, these machines generated average daily revenue of more than twice the casinos' average daily revenue per machine. As a result of their superior earnings, we have been able to offer our Monopoly-themed gaming machines to casino operators on a revenue participation or daily lease basis. This allows us to share in the superior earnings of these gaming machines and to generate recurring revenues. As of March 31, 1999, we had installed 1,814 Monopoly-themed gaming machines.

We are also the world's leading pinball game designer and manufacturer. We recently developed Pinball 2000, which is a new-generation platform for pinball games that integrates a fully-interactive video monitor with the traditional playfield. We introduced our first Pinball 2000 game, Revenge From Mars, in March 1999, and we introduced our second Pinball 2000 game, Star Wars: Episode I, in July 1999. We also manufacture coin-operated video amusement games for Midway Games Inc., our former subsidiary.

                             OUR BUSINESS STRATEGY

Our business strategy is primarily focused on the growth of our gaming machine business. We seek to increase our market share and profitability by offering an expanding portfolio of entertaining gaming machines with superior earning potential. This strategy includes the following elements:

  - Leverage our strength in developing gaming machines with enhanced entertainment value: We believe that our 53 years of experience in designing successful arcade-style amusement games with creative and compelling content, together with our use of new technology, allows us to create gaming machines that offer significantly greater entertainment value than traditional gaming machines. Our gaming machine development teams combine the talents of 95 engineers, designers, artists and musicians. We believe that we are well-positioned to develop gaming machines that have superior entertainment value and generate higher revenue for our customers. We are currently developing numerous innovative and entertaining gaming machines, some of which we expect to offer only on a recurring revenue basis.

  - Maximize the potential of our exclusive license for use of the Monopoly theme on gaming machines: As the exclusive licensee of the Monopoly name for use with gaming machines, we have converted a popular trademark into a successful line of four superior-earning gaming machines. The success of these Monopoly-themed gaming machines has allowed us to lease them to casino operators, generating recurring revenues for us. We are currently developing two new gaming machines based on the Monopoly theme, and we anticipate introducing additional gaming machines based on this theme.

  - Focus on the multi-coin, multi-line video gaming machine market: We believe that the fastest growing product on the casino floor is the multi-coin, multi-line gaming machine. We believe that the growth of this type of game will continue because these gaming machines offer more interactive entertainment value and because casino managers wish to increase the diversity of the gaming machines on their slot floors. Our portfolio of multi-coin, multi-line gaming machines has established us as a leading supplier of this type of video gaming machine. We are developing a number of additional multi-coin, multi-line video gaming machines and expect to increase the rate at which we introduce these machines in the future.

The pinball market has declined significantly in recent years due to the growth of competition from video and other amusement games. Historically, however, the pinball market has been cyclical, recovering when a new generation of pinball technology is introduced. We intend to continue to evaluate the market potential of Pinball 2000 to determine whether this new platform has succeeded in stimulating a recovery in the pinball market.

Our principal executive offices are located at 3401 North California Avenue, Chicago, IL 60618. Our telephone number is (773) 961-1111.

                                  THE OFFERING

Common stock offered by WMS................    3,500,000 shares(1)

Common stock to be outstanding after the
offering...................................    33,851,309 shares(1)(2)

Use of proceeds............................    - General corporate purposes

                                               - New product development and
                                                 rollout

                                               - Potential strategic
                                                 acquisitions of businesses,
                                                 intellectual property or other
                                                 assets

                                               - Working capital

NYSE symbol................................    WMS
---------------------------

(1) Excludes 525,000 shares of our common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2) Based on 30,351,309 shares outstanding on July 9, 1999. Excludes 77,312 treasury shares and 2,404,336 shares issuable upon the exercise of stock options outstanding at July 9, 1999.

                         SUMMARY FINANCIAL INFORMATION

                                                 FISCAL 1998                              FISCAL 1999
                                              THREE MONTHS ENDED                       THREE MONTHS ENDED
                                  ------------------------------------------     ------------------------------
                                  9/30/97    12/31/97   3/31/98     6/30/98      9/30/98    12/31/98   3/31/99
                                  --------   --------   --------    --------     --------   --------   --------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA)
                                                                   (UNAUDITED)
STATEMENT OF INCOME DATA
Revenues:
  Gaming........................  $  8,234   $ 10,841   $ 15,678    $ 22,035     $ 18,844   $ 25,575   $ 34,665
  Pinball and cabinets..........    11,801     12,556      4,833       9,061        5,031      8,904     10,495
  Contract manufacturing........        --         --         --       3,951        2,924      4,512      3,794
                                  --------   --------   --------    --------     --------   --------   --------
    Total revenues..............  $ 20,035   $ 23,397   $ 20,511    $ 35,047     $ 26,799   $ 38,991   $ 48,954
                                  ========   ========   ========    ========     ========   ========   ========
Operating income (loss):
  Gaming........................  $ (4,219)  $ (3,125)  $ (2,609)   $    363     $   (665)  $  1,568   $  4,818
  Pinball and cabinets..........      (385)      (385)    (3,526)     (3,465)      (2,565)    (3,404)    (2,042)
  Contract manufacturing........        --         --         --         347          235        407        333
  Charges related to stock
    option adjustment(1)........        --         --    (59,890)         --           --       (601)      (539)
  Unallocated general corporate
    expenses....................      (365)      (354)      (416)       (635)        (578)      (880)      (553)
                                  --------   --------   --------    --------     --------   --------   --------
    Total operating income
      (loss)....................    (4,969)    (3,864)   (66,441)     (3,390)      (3,573)    (2,910)     2,017
Interest and other income.......       589        920      1,015       1,805          922        917        946
Interest expense................      (441)       522         --          --           --         --         --
                                  --------   --------   --------    --------     --------   --------   --------
Income (loss) from continuing
  operations before income
  taxes.........................    (4,821)    (2,422)   (65,426)     (1,585)      (2,651)    (1,993)     2,963
Credit (provision) for income
  taxes.........................     1,832        920     22,076         602        1,007        758     (1,126)
                                  --------   --------   --------    --------     --------   --------   --------
Income (loss) from continuing
  operations....................    (2,989)    (1,502)   (43,350)       (983)      (1,644)    (1,235)     1,837
Income from discontinued
  operations, net...............     6,277     15,947      4,522          --           --         --         --
                                  --------   --------   --------    --------     --------   --------   --------
Net income (loss)...............  $  3,288   $ 14,445   $(38,828)   $   (983)    $ (1,644)  $ (1,235)  $  1,837
                                  ========   ========   ========    ========     ========   ========   ========
Basic and diluted earnings
  (loss) per share of common
  stock:
  Income (loss) from continuing
    operations..................  $  (0.12)  $  (0.06)  $  (1.62)(2) $  (0.04)   $  (0.06)  $  (0.04)  $   0.06
                                  ========   ========   ========    ========     ========   ========   ========
  Net income (loss).............  $   0.13   $   0.54   $  (1.45)(2) $  (0.04)   $  (0.06)  $  (0.04)  $   0.06
                                  ========   ========   ========    ========     ========   ========   ========
Average number of shares
  outstanding...................    25,549     26,471     26,843      27,944       27,988     29,039     30,055
OTHER DATA (EXCLUDES VLTS)
Gaming machines sold............       546      1,289      2,020       2,897        2,335      3,078      3,688
Gaming machines leased at end of
  period........................        --         --         --          --           --        501      1,814
Pinball games sold..............     3,654      3,732      1,002       1,926        1,399      2,342      2,240
BALANCE SHEET DATA
Total assets....................  $315,095   $335,428   $256,147    $207,522     $207,026   $215,939   $225,506
Working capital.................    74,541    100,672     87,448     112,066      107,877    110,337    104,211
Long-term debt..................    27,254         --         --          --           --         --         --
Stockholders' equity............   230,416    276,541    155,336     155,291      153,914    158,122    159,990

---------------------------

(1) Charges related to adjustment to previously outstanding WMS stock options made in connection with the Midway spinoff.

(2) Includes an after-tax charge of $1.49 per share related to the adjustment described in footnote (1) above.

                                  RISK FACTORS

You should carefully consider the following factors and the other information in this prospectus before deciding to invest in the shares.

WE HAVE EXPERIENCED LOSSES FROM CONTINUING OPERATIONS.

We have experienced operating losses (excluding discontinued businesses) in each of our last three fiscal years due to a variety of factors, including:

  -     market acceptance of our products;

  - development costs and promotional expenses relating to the introduction of our new generations of gaming machines and pinball games;

  - adverse litigation rulings that prevented us from selling our older reel spinning slot machine models; and

  -     the decline of the pinball industry and related reorganization costs.

Although we had operating income in our most recent fiscal quarter, we cannot assure you that we will achieve profitability on an annual basis or sustain profitability on a quarterly basis. In addition, we may incur expenses relating to the adjustment to previously outstanding stock options made in connection with the Midway spinoff of up to $5.9 million, including interest accrued through July 6, 1999. The timing of the payment of these expenses is unknown, but the expenses will affect quarterly results when incurred. See Note 10 to the Consolidated Financial Statements beginning on page F-17.

WE DEPEND ON INTRODUCING NEW GAMING MACHINES THAT ACHIEVE AND MAINTAIN MARKET ACCEPTANCE.

Our success depends on developing and successfully marketing new gaming machines with strong and sustained player appeal. A new machine will be accepted by casino operators only if we can show that the machine is likely to produce more revenues to the operator than other machines. Gaming machines are often installed in casinos on a trial basis, and only after a successful trial period are the machines purchased by the casinos. If a new product does not achieve significant market acceptance, we may not recover our development and promotion costs. In addition, we must continually adapt our products to emerging technologies. We cannot assure you that we will be able to develop products using emerging technologies. We cannot assure you that the new products that we introduce will achieve any significant degree of market acceptance or that the acceptance will be sustained for any meaningful period.

OUR GROWTH INCREASINGLY DEPENDS ON RECURRING REVENUE LEASE ARRANGEMENTS, RATHER THAN ON OUTRIGHT SALES OF GAMING MACHINES.

In October 1998 we began to enter into recurring revenue arrangements, which are either participation leases or other short-term lease arrangements with casinos for our Monopoly-themed machines, rather than selling the machines to the casino operators. Approximately $5.8 million, or 7.3%, of our gaming revenues for the nine months ended March 31, 1999 were derived from these leases, and we expect that lease revenues will constitute an increasing share of our future revenues. Gaming machines under recurring revenue arrangements are replaced by the casinos if they do not meet and sustain revenue expectations. Therefore, these machines are particularly susceptible to pressure from competitors, declining popularity and changes in economic conditions and are at risk of replacement by the casinos, ending the recurring revenues from these machines. We cannot assure you that our gaming machines will continue to meet the casinos' revenue requirements. In addition, casinos in certain jurisdictions have sought and may continue to seek legislation prohibiting or restricting recurring revenue arrangements. We cannot assure you that the various gaming jurisdictions will continue to permit recurring revenue arrangements.

THE GAMING MACHINE MARKET IS INTENSELY COMPETITIVE, AND OUR COMPETITORS HAVE ADVANTAGES OVER US.

The gaming machine business is intensely competitive and is characterized by the rapid development of new technologies and the continuous introduction of new products. Some of our competitors are large companies with greater financial, marketing and product development resources than ours. In addition, new competitors may enter our key markets. Obtaining space and favorable placement on casino gaming floors is a competitive factor in our industry. Competitors with a larger installed base of gaming machines have an advantage in retaining the most space and best placement. These competitors may also have the advantage of being able to convert their installed machines to newer models in order to maintain their share of casino floor space.

PATENT INFRINGEMENT CLAIMS COULD LIMIT OR AFFECT OUR ABILITY TO MARKET SOME OF OUR CURRENT OR NEW GAMING MACHINES.

Our competitors have been granted patents covering various gaming machine features. If our products use processes or other subject matter that is claimed under these existing patents, or if other companies obtain patents claiming subject matter that we use, those companies may bring infringement actions against us. We might then be forced to discontinue the affected products or be required to obtain licenses from the company holding the patent, if it is willing to give us a license, to develop, manufacture or market our products. We also might then be limited in our ability to market new products. We are currently involved in two lawsuits in federal court regarding patent infringement claims concerning products that we no longer manufacture. See "Business -- Legal Proceedings."

WE MAY BE UNABLE TO OBTAIN LICENSES TO USE INTELLECTUAL PROPERTIES AND MAY EXPERIENCE DELAYS IN OBTAINING LICENSORS' APPROVALS OF NEW PRODUCTS.

Some of our most popular gaming machines and pinball games are based on trademarks and other intellectual properties licensed from third parties. Our future success may depend upon our ability to obtain and maintain licenses for popular intellectual properties. There is competition for these licenses, and we cannot assure you that we will be successful in acquiring and maintaining intellectual property rights with significant commercial value on acceptable terms.

Our intellectual property licenses generally require that we submit new products developed under licenses to the licensor for approval prior to release. This approval is generally discretionary. Rejection or delay in approval of a product by a licensor could have a material adverse effect on our business, operating results and financial condition.

WE RELY ON OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS.

Our success may depend in part on our ability to obtain trademark protection for the names or symbols under which we market our products and to obtain copyright and patent protection of our proprietary software and other game innovations. We cannot assure you that we will be able to build and maintain goodwill in our trademarks or obtain trademark or patent protection, that any trademark, copyright or issued patent will provide competitive advantages for us or that our intellectual properties will not be successfully challenged or circumvented by competitors.

We also rely on trade secrets and proprietary know-how. We generally enter into confidentiality agreements with our employees regarding our trade secrets and proprietary information, but we cannot assure you that the obligation to maintain the confidentiality of such trade secrets or proprietary information will be honored. Despite various confidentiality agreements and other trade secret protections, our trade secrets and proprietary know-how could become known to, or independently developed by, competitors.

OUR GAMING MACHINE BUSINESS IS HEAVILY REGULATED, AND WE DEPEND ON OUR ABILITY TO OBTAIN AND MAINTAIN REGULATORY APPROVALS.

The manufacture and distribution of gaming machines are subject to extensive federal, state, local and foreign regulations and taxes, and the governments of the various gaming jurisdictions amend these regulations from time to time. Virtually all of these jurisdictions require licenses, permits, documentation of qualification, including evidence of financial stability, and other forms of approval for manufacturers and distributors of gaming machines and for their officers, directors, major stockholders and key personnel. The gaming authorities in some jurisdictions may investigate any individual who has a material relationship with us and any stockholder to determine whether such individual or stockholder is acceptable to those gaming authorities. Each of our gaming machines must be approved in each jurisdiction in which it is placed, and we cannot assure you that a particular game will be approved in any jurisdiction. Licenses, approvals or findings of suitability may be revoked, suspended or conditioned. The revocation or denial of a license in a particular jurisdiction could adversely affect our ability to obtain or maintain licenses in other jurisdictions.

If we fail to seek or do not receive a necessary registration, license, approval or finding of suitability, we may be prohibited from selling our gaming machines for use in the jurisdiction or may be required to sell them through other licensed entities at a reduced profit to us. Some jurisdictions require gaming manufacturers to obtain government approval before engaging in some transactions, such as business combinations. Obtaining licenses and approvals can be time consuming and costly. We cannot assure you that we will be able to obtain all necessary registrations, licenses, permits, approvals or findings of suitability in a timely manner, or at all. Similarly, we cannot assure you that our current registrations, licenses, approvals or findings of suitability will not be revoked, suspended or conditioned. See "Government Regulation."

The National Gambling Impact Study Commission (the "NGIC") was created by the U.S. Congress in August 1996 to conduct a comprehensive legal and factual study of the social and economic impacts of gaming on federal, state, local and Native American tribal governments and on communities and social institutions. The NGIC issued a report to the President, Congress, state governors and tribal leaders containing its findings and conclusions, together with recommendations for legislation and administrative actions on June 18, 1999. The NGIC report calls for a pause in the growth of legalized gambling and encourages state and local governments to form their own gambling study commissions. Although the NGIC has no regulatory or enforcement powers, its recommendations could result in the enactment of new laws and the adoption of new regulations that could adversely impact the gaming industry in general.

THE PINBALL MARKET HAS CONTRACTED AND MAY NOT GROW AGAIN.

During fiscal 1997, we completed a downsizing of our pinball design and manufacturing operations in response to the industry-wide decline in demand for pinball games over the past few years. Nevertheless, our pinball operations continued to generate an operating loss in fiscal 1998 and the nine months ended March 31, 1999. Pinball games face increased competition from video games and other amusement games for space in their traditional locations, such as arcades and bars, and from home amusement systems. We cannot assure you that demand in the pinball market will increase or that our pinball business will return to profitability. In our experience, it has been essential to introduce new technologies and product innovations in order to stimulate demand for pinball games. We cannot assure you that we will be able to develop successful new pinball technologies in the future. In addition, we may not recover our development costs for a new pinball game unless it achieves significant market acceptance. We cannot assure you that our new pinball games will achieve or sustain consumer acceptance.

WE FACE RISKS ASSOCIATED WITH POTENTIAL BUSINESS ACQUISITIONS.

We may seek to grow through acquiring other companies, intellectual property or other assets. Our success with this strategy will depend on our ability to identify and negotiate attractive investments that will complement or enhance our business. We cannot assure you that we will be able to:

  -     properly identify and evaluate acquisition opportunities;

  - control costs and liabilities incurred with the acquisition of the new businesses or assets;

  -     effectively manage growth of operations; or

  - anticipate and evaluate the numerous risks involved in acquiring and operating a new business or asset.

The focus on potential acquisitions could divert our management's resources. The acquisition of a costly or unproductive business or asset could materially and adversely affect our business. We are not currently in discussions with any acquisition candidate.

WE DEPEND ON OUR KEY PERSONNEL.

Our success depends to a significant extent upon the performance of senior management and on our ability to continue to attract, motivate and retain highly qualified game developers. Competition for highly skilled employees with technical, management, marketing, sales, product design and development and other specialized training is intense. We cannot assure you that we will be successful in attracting and retaining these employees. We may also experience increased costs in order to attract and retain skilled employees.

OUR CONTRACT MANUFACTURING BUSINESS DEPENDS ON ONE CUSTOMER.

We manufacture coin-operated video games for Midway, which is currently our only contract manufacturing customer. Midway may cancel our contract by giving us six months' notice. Midway would then be free to use one or more of our competitors to fulfill its manufacturing needs. We earned approximately $1.3 million of operating income from contract manufacturing over the 12 months ended March 31, 1999. We cannot assure you that Midway will continue to employ our services and keep our agreement in effect. In addition, if Midway were to cancel the contract, we would continue to incur the fixed costs of maintaining our Waukegan, Illinois manufacturing facility.

WE MAY HAVE CONFLICTS OF INTEREST WITH MIDWAY.

Most of our directors are also directors and stockholders of Midway. In addition, Louis J. Nicastro, our Chairman of the Board, President and Chief Executive Officer, is also a director of Midway. Neil D. Nicastro, one of our directors and a consultant to WMS, is also the Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer of Midway. Neil D. Nicastro is the son of Louis J. Nicastro. Kenneth J. Fedesna, who heads our pinball operations, is also an officer and director of Midway. In addition, Harold H. Bach, Jr., our Chief Financial Officer and Orrin J. Edidin, our General Counsel, are also officers of Midway. Each of these officers has duties and responsibilities with Midway that may conflict with time that might otherwise be devoted to his duties with WMS.

These officers must also administer the various contracts and arrangements in effect between Midway and us. For instance, these officers must decide whether to terminate or permit to continue in force various operating agreements between Midway and us that either party may terminate upon six months' notice, including the manufacturing agreement, the cabinet supply agreement and the pinball sales agreement. See "Certain Relationships and Related Transactions." In addition, these officers may be called upon to negotiate new agreements to be entered into in the future between Midway and us.

WE MAY EXPERIENCE ADVERSE EFFECTS AS A RESULT OF THE YEAR 2000 COMPUTER PROBLEM.

Many currently installed software programs and embedded programs in electronic systems throughout the world will not work properly when processing dates later than 1999. If we experience any Year 2000 failures, or if any suppliers or customers experience a Year 2000 problem affecting us, shipments or orders of our affected products might be delayed. We cannot assure you that we will be free from exposure to legal actions, loss of sales or other unforseen costs relating to the Year 2000 problem. For information about our Year 2000 information system readiness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SUMNER REDSTONE OWNS OR CONTROLS OVER 20% OF OUR COMMON STOCK AND MAY DISPOSE OF IT AT ANY TIME.

After this offering is completed, Sumner Redstone will own or control 7,180,200 shares, or approximately 21.2%, of our common stock. Mr. Redstone could sell any or all of these shares at any time on the open market or otherwise. In addition, although Mr. Redstone has stated that he has no plans to acquire control of WMS, he may sell his stock to a person who wishes to acquire control of WMS. We cannot assure you that any such person will agree with our strategy and business goals described in this prospectus. The sale by Mr. Redstone of a large number of shares could have an adverse effect on the market price of our common stock. See "Certain Relationships and Related Transactions."

OUR BOARD OF DIRECTORS COULD USE OUR RIGHTS PLAN AND BLANK CHECK PREFERRED STOCK TO INHIBIT THE ACQUISITION OF WMS.

Rights plan. Under an agreement with The Bank of New York, as rights agent, each share of our common stock has an accompanying right to purchase convertible preferred stock that permits each holder to receive shares of our common stock at half price. The rights become exercisable if any person or entity that did not, before the plan was adopted, own 15% or more of our common stock acquires beneficial ownership of 15% or more of our common stock. We can redeem the rights at $0.01 per right, subject to certain conditions, at any time. The rights expire in 2007. Our board of directors could use this agreement as an anti-takeover device to discourage, delay or prevent a change in control of WMS. The existence of this agreement could adversely affect the market price of our common stock.

Blank check preferred stock. Our certificate of incorporation authorizes the issuance of five million shares of preferred stock with designations, rights and preferences that may be determined from time to time by the board of directors. Accordingly, our board has broad power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Our board of directors could use preferred stock to discourage, delay or prevent a change in control. Our board has no current plans, agreements or commitments to issue any shares of preferred stock. The existence of the blank check preferred stock, however, could adversely affect the market price of our common stock.

THE SUBSTANTIAL NUMBER OF SHARES AVAILABLE FOR SALE IN THE FUTURE COULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK.

We have 100,000,000 authorized shares of common stock, of which 30,351,309 shares were issued and outstanding as of July 9, 1999, excluding 77,312 treasury shares. On that date, we also had outstanding options to purchase an aggregate of approximately 2,404,336 shares of our common stock issuable at an average exercise price of approximately $5.50 per share. If all of our issued and outstanding stock options were exercised as of that date, approximately 32,755,645 shares of our common stock would be outstanding. Our board of directors has broad discretion to issue authorized but unissued shares, including discretion to issue shares in compensatory and acquisition transactions. In addition, if we seek financing through the sale of our securities, our then current stockholders may suffer dilution in their percentage ownership of our common stock. The future issuance, or even the potential issuance, of shares at a price below the then current market price may have a depressive effect on the future market price of our common stock.

OUR STOCK PRICE MAY BE VOLATILE.

Our stock price has fluctuated between a low of $3.50 and a high of $17.00 in the last 12 months. We may continue to experience volatility in our stock price.

                                USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $54.9 million. If the underwriters exercise their over-allotment option in full, the net proceeds will be approximately $63.2 million. For the purpose of estimating net proceeds, we are assuming that the public offering price will be $16.75 per share. "Net proceeds" is what we expect to receive after paying the underwriting discount and the other expenses of this offering.

We expect to use the net proceeds for general corporate purposes, new product development and rollout, potential strategic acquisitions of businesses, intellectual property or other assets, and working capital. The timing and amount of our actual expenditures will be based on many factors, including the level of our research, development and promotional activities, identification and availability of satisfactory acquisition opportunities and the amount of cash flow from operations. Until we use the net proceeds of the offering, we will invest them in money market securities or other appropriate short-term investments.

                                 CAPITALIZATION

The following table sets forth our capitalization, at March 31, 1999:

  -     on an actual basis; and

  - as adjusted to reflect the sale of 3,500,000 shares that we are offering by means of this prospectus at an assumed offering price of $16.75 per share and the application of the proceeds, net of the estimated underwriting discounts and our estimated offering expenses.

                                                                  MARCH 31, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Cash, cash equivalents and short-term investments...........  $ 64,090     $118,991
                                                              ========     ========

Long-term debt..............................................  $     --     $     --
Stockholders' equity:
  Preferred stock (5,000,000 shares authorized; none
     issued)................................................        --           --
  Common stock (100,000,000 shares authorized; 30,137,695
     shares issued, actual and 33,637,695 shares issued, as
     adjusted)..............................................    15,069       16,819
  Additional paid-in capital................................   175,340      228,491
  Retained earnings (deficit)...............................   (30,037)     (30,037)
  Less -- treasury stock, at cost (77,312 shares)...........      (382)        (382)
                                                              --------     --------
     Total stockholders' equity.............................   159,990      214,891
                                                              --------     --------
     Total capitalization...................................  $159,990     $214,891
                                                              ========     ========

                         COMMON STOCK MARKET PRICE DATA

Our common stock is traded publicly on the New York Stock Exchange under the symbol "WMS." The following table shows the high and low sale prices of our common stock for the periods indicated as reported on the NYSE:

                                                              HIGH          LOW
                                                              ----          ---
FISCAL YEAR ENDED JUNE 30, 1998
  First Quarter.............................................   30 3/16      23 5/8
  Second Quarter............................................   30 3/8       18
  Third Quarter.............................................   32 1/4       19 1/16
  Fourth Quarter (through April 6)(1).......................   33 3/4       31 1/2
  Fourth Quarter (after April 6)(1).........................    5 5/8        2 1/2
FISCAL YEAR ENDED JUNE 30, 1999
  First Quarter.............................................    8 13/16      3 1/2
  Second Quarter............................................   10 3/8        5
  Third Quarter.............................................    9 7/8        6 15/16
  Fourth Quarter............................................   17            7 1/2

---------------------------

(1) On April 6, 1998, we distributed a tax-free dividend of 1.19773 shares of Midway common stock for each share of our common stock.

On July 9, 1999, the last reported sale price of our common stock on the NYSE was $16.75 per share. On that date, there were approximately 1,250 holders of record of our common stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

We derived the statement of income data for the fiscal years ended June 30, 1996, 1997 and 1998, and balance sheet data as of June 30, 1997 and 1998 from the audited financial statements in this prospectus. Those financial statements were audited by Ernst & Young LLP, independent auditors. We derived the statement of income data for the fiscal years ended June 30, 1994 and 1995 and the balance sheet data as of June 30, 1994, 1995 and 1996 from audited financial statements that are not included in this prospectus. We derived the statement of income data for the nine months ended March 31, 1998 and 1999 and balance sheet data at March 31, 1999 from the unaudited financial statements included in this prospectus. Our management believes that the unaudited financial statements contain all adjustments needed to present fairly the information included in those statements, and that the adjustments made consist of normal recurring adjustments. Historical results are not necessarily indicative of results of operations to be expected in the future, and the results for the nine months ended March 31, 1999 are not necessarily indicative of results to be expected for the entire year. You should read the following Selected Consolidated Financial Data together with our Consolidated Financial Statements and notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.

                                                                                                    NINE MONTHS ENDED
                                                      FISCAL YEARS ENDED JUNE 30,                       MARCH 31,
                                         ------------------------------------------------------    --------------------
                                           1994       1995       1996        1997        1998        1998        1999
                                         --------   --------   --------    --------    --------    --------    --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OTHER DATA)
                                                                                                       (UNAUDITED)
STATEMENT OF INCOME DATA
Revenues:
  Gaming...............................  $ 16,336   $ 22,172   $ 37,523    $ 33,613    $ 56,788    $ 34,753    $ 79,084
  Pinball and cabinets.................   144,515    111,843     55,679      42,983      38,251      29,190      24,430
  Contract manufacturing...............        --         --         --          --       3,951          --      11,230
                                         --------   --------   --------    --------    --------    --------    --------
    Total revenues.....................  $160,851   $134,015   $ 93,202    $ 76,596    $ 98,990    $ 63,943    $114,744
                                         ========   ========   ========    ========    ========    ========    ========
Operating income (loss):
  Gaming...............................  $ (3,648)  $ (8,036)  $ (9,508)   $(12,510)   $ (9,590)   $ (9,953)   $  5,721
  Pinball and cabinets.................       790     (2,590)   (17,093)     (2,997)     (7,761)     (4,296)     (8,011)
  Contract manufacturing...............        --         --         --          --         347          --         975
  Provisions related to WMS Gaming Inc.
    patent litigation..................        --         --         --     (61,925)         --          --          --
  Charges related to stock option
    adjustment(1)......................        --         --         --          --     (59,890)    (59,890)     (1,140)
  Unallocated general corporate
    expenses...........................    (3,449)    (3,260)    (3,106)     (1,884)     (1,770)     (1,135)     (2,011)
                                         --------   --------   --------    --------    --------    --------    --------
    Total operating loss...............    (6,307)   (13,886)   (29,707)    (79,316)    (78,664)    (75,274)     (4,466)
Interest and other income..............     3,563      4,801      3,705       5,661       4,410       2,605       2,785
Interest expense.......................    (3,175)    (2,821)    (3,306)     (3,443)         --          --          --
                                         --------   --------   --------    --------    --------    --------    --------
Loss from continuing operations before
  income taxes.........................    (5,919)   (11,906)   (29,308)    (77,098)    (74,254)    (72,669)     (1,681)
Credit for income taxes................     4,162      5,779     11,556      30,301      25,430      24,828         639
                                         --------   --------   --------    --------    --------    --------    --------
Loss from continuing operations........    (1,757)    (6,127)   (17,752)    (46,797)    (48,824)    (47,841)     (1,042)
Income from discontinued operations,
  net..................................    30,240     25,334     22,291      87,492      26,746      26,746          --
                                         --------   --------   --------    --------    --------    --------    --------
Net income (loss)......................  $ 28,483   $ 19,207   $  4,539    $ 40,695    $(22,078)   $(21,095)   $ (1,042)
                                         ========   ========   ========    ========    ========    ========    ========
Basic and diluted earnings (loss) per
  share of common stock:
  Loss from continuing operations......  $  (0.07)  $  (0.25)  $  (0.74)(2) $  (1.92)(3) $  (1.85)(4) $  (1.84)(4) $  (0.04)
                                         ========   ========   ========    ========    ========    ========    ========
  Net income (loss)....................  $   1.19   $   0.80   $   0.19(2) $   1.67(3) $  (0.84)(4) $  (0.81)(4) $  (0.04)
                                         ========   ========   ========    ========    ========    ========    ========
Average number of shares outstanding...    24,016     24,102     24,122      24,334      26,446      25,948      29,020
OTHER DATA (EXCLUDES VLTS)
Gaming machines sold...................        --        273      4,241       1,907       6,752       3,855       9,101
Gaming machines leased at end of
  period...............................        --         --         --          --          --          --       1,814
Pinball games sold.....................    53,182     38,068     16,583      12,575      10,314       8,388       5,981

                                                                JUNE 30,
                                          ----------------------------------------------------
                                            1994       1995       1996       1997       1998     MARCH 31, 1999
                                          --------   --------   --------   --------   --------   --------------
                                                                                                  (UNAUDITED)
BALANCE SHEET DATA
Total assets............................  $262,148   $294,190   $295,071   $306,915   $207,522      $225,506
Working capital.........................   118,684    112,891    157,248    103,910    112,066       104,211
Long-term debt..........................    57,500     57,500     57,500     57,500         --            --
Stockholders' equity....................   181,472    208,571    210,033    196,000    155,291       159,990

---------------------------

(1) Charges related to adjustment to previously outstanding WMS stock options made in connection with the Midway spin-off.

(2) Includes after-tax restructuring charges related to pinball business downsizing of $2.1 million, or $0.09 per share, and additional after-tax provisions for gaming inventory obsolescence of $1.3 million, or $0.05 per share.

(3) Includes an after-tax charge of $1.54 per share related to patent litigation. See Note 13 in the Notes to Consolidated Financial Statements on page F-20.

(4) Includes after-tax charges of $1.51 and $1.54 per share in fiscal 1998 and the nine months ended March 31, 1998, respectively, related to the adjustment described in footnote (1) above.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

WMS was incorporated in Delaware on November 20, 1974 under the name Williams Electronics, Inc. and succeeded to the business of designing and manufacturing pinball games, which had been conducted for almost 30 years by our predecessors. Our current businesses are reported in the following three industry segments: gaming; pinball and cabinets; and contract manufacturing. In our gaming business, we design, manufacture and market video and reel spinning gaming machines and video lottery terminals. In our pinball and cabinets business, we design and manufacture coin-operated pinball games and manufacture cabinets for coin-operated games. In our contract manufacturing business, we manufacture coin-operated video games.

We conduct our gaming machine business through our subsidiary WMS Gaming Inc., which markets its products under the Williams(R) and WMS Gaming(TM) trademarks. We conduct our pinball and cabinets business through our subsidiary Williams Electronics Games, Inc. ("WEG"), which markets products under the Bally(R) and Williams(R) trademarks, and through our cabinet manufacturing subsidiary, Lenc-Smith Inc. We conduct our contract manufacturing business through WEG.

In April 1997, we distributed to our stockholders all of our stock in our former subsidiary, WHG Resorts & Casinos Inc., a Puerto Rico-based hotel, casino and hotel management business.

In April 1998, we distributed to our stockholders all of our stock in our former subsidiary, Midway Games Inc., a coin-operated and home video game design, marketing and publishing business. Since this distribution, we manufacture, under a contract, the coin-operated video games designed and sold by Midway.

Our fiscal year begins on July 1 and ends on June 30.

RESULTS OF OPERATIONS

  Nine months ended March 31, 1999 compared with nine months ended March 31,
1998

Consolidated revenues increased to $114.7 million, or 79.5%, in the nine months ended March 31, 1999 from $63.9 million in the nine months ended March 31, 1998. Consolidated gross profit increased to $29.9 million in the nine months ended March 31, 1999 from $15.4 million in the nine months ended March 31, 1998 due primarily to increased gaming revenues, including the effects of participation lease revenues, and a higher gaming gross profit margin percentage offset by the effects of lower pinball revenues. Consolidated operating loss decreased to $4.5 million in the nine months ended March 31, 1999 from $15.4 million in the nine months ended March 31, 1998, after excluding a $59.9 million common stock option adjustment expense.

Loss from continuing operations decreased to $1.0 million, or $0.04 per share, in the nine months ended March 31, 1999, from $47.8 million, or $1.84 per share, in the nine months ended March 31, 1998. Net income (loss), which included continuing operations and, in the nine months ended March 31, 1998, discontinued operations, was a net loss of $1.0 million, or $0.04 per share, for the nine months ended March 31, 1999, compared to net loss of $21.1 million, or $0.81 per share, for the prior year nine month period. Loss from continuing operations and net loss for the nine months ended March 31, 1999 were increased by $950,000, or $0.03 per share, due to costs from a strike at our cabinet manufacturing facility that was settled during the quarter ended March 31, 1999, and were also increased by $705,000, or $0.02 per share, from the adjustments to previously outstanding WMS stock options that vested during the nine months ended March 31, 1999. Loss from continuing operations and net loss for the nine months ended March 31, 1999 were reduced by $790,000, or $0.03 per share, from a net recovery relating to purchased parts overcharges primarily from certain pinball games suppliers in prior years. Net loss and loss from continuing operations for the nine months ended March 31, 1998 included an after tax charge of $39.9 million, or $1.54 per share, related to the common stock option adjustment.

Gaming. Gaming revenues increased $44.3 million, or 127.5%, from the prior year's nine-month period. The increase resulted primarily from the availability of a greater number of models of gaming machines in the nine months ended March 31, 1999 and the market acceptance of these models. Gaming had an operating profit of $5.7 million for the nine months ended March 31, 1999, compared to an operating loss of $10.0 million for the nine months ended March 31, 1998 because of the higher revenue and gross margin.

Pinball and cabinets. Pinball and cabinets revenues decreased by $4.8 million, or 16.3%, primarily due to decreased industry-wide demand for pinball games, partially offset by initial sales of next-generation pinball games. Pinball and cabinets operating loss increased by $3.7 million because of lower revenues, a strike in the cabinet plant and continued research and development costs for the next generation of pinball games.

Contract manufacturing. The nine months ended March 31, 1999 included the contract manufacturing business segment, which generated revenues of $11.2 million and operating income of $975,000. Prior to the Midway spin-off, we recorded these operations as a cost allocation between a parent and a consolidated subsidiary.

  Fiscal 1998 compared with fiscal 1997

Consolidated revenues increased to $99.0 million, or 29.2%, in fiscal 1998 from $76.6 million in fiscal 1997. Consolidated gross profit increased to $22.0 million in fiscal 1998 from $16.5 million in fiscal 1997 due primarily to increased gaming machine revenues which generated increased gross profit and an increase in the gaming segment gross profit margin due to spreading certain fixed costs over greater production.

In fiscal 1998 we recorded a pre-tax charge of $59.9 million for the adjustment to our outstanding stock options to compensate the holders for the lost opportunity value represented by the shares of Midway distributed in the spin-off, in which option holders did not participate. In fiscal 1997 we recorded a provision of $61.9 million relating to patent litigation. See Note 13 to the Consolidated Financial Statements on page F-20.

Loss from continuing operations was $48.8 million, or $1.85 per share, in fiscal 1998 compared with $46.8 million, or $1.92 per share, in fiscal 1997. Loss from continuing operations in fiscal 1998 included an after-tax charge of $39.9 million, or $1.51 per share, from the adjustment to our stock options. Loss from continuing operations in fiscal 1997 included after-tax provisions relating to our patent litigation of $37.4 million, or $1.54 per share. After excluding these after tax items, loss from continuing operations was $8.9 million, or $0.34 per share, in fiscal 1998 and $9.4 million, or $0.39 per share, in fiscal 1997. The decreased loss was primarily from the increased gaming segment gross profit, after absorbing the increased selling and administrative expenses.

Gaming. Gaming revenues increased to $56.8 million, or 68.9%, in fiscal 1998 from $33.6 million in fiscal 1997, primarily from the increase in the number of gaming machines sold during the year. Gaming revenues in fiscal 1998 included newly-released reel spinning and video gaming machines including slot machines and video lottery terminals. Fiscal 1997 revenues included primarily old model reel spinning slot machines and video lottery terminals.

Pinball and cabinets. Pinball and cabinets revenues decreased to $38.3 million, or 11.0%, in fiscal 1998 from $43.0 million in fiscal 1997. The decrease was primarily due to the continuing industry-wide decline in demand for pinball games. The pinball and cabinets operating loss increased to $7.8 million in fiscal 1998 from $3.0 million in fiscal 1997. The increase resulted primarily from lower gross profit due to reduced unit sales prices and continued development expense for the next generation of pinball games.

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Contract manufacturing.  In fiscal 1998, contract manufacturing revenues of $4.0 million and operating income of $347,000 include operations for the period April 6, 1998 to June 30, 1998 from the assembly of coin-operated video games for Midway.

  Fiscal 1997 compared with fiscal 1996

Consolidated revenues decreased to $76.6 million, or 17.8%, in fiscal 1997 from $93.2 million in fiscal 1996. Consolidated gross profit increased to $16.5 million, or 96.4%, in fiscal 1997 from $8.4 million, excluding the $3.4 million in pinball restructuring charges, in fiscal 1996, due primarily to lower cost of sales in fiscal 1997 resulting from the restructuring of the pinball business.

In fiscal 1997 we recorded a provision of $61.9 million relating to our patent litigation. See Note 13 to the Consolidated Financial Statements on page F-20.

Loss from continuing operations was $46.8 million, or $1.92 per share, in fiscal 1997 compared with $17.8 million, or $0.74 per share, in fiscal 1996. Excluding the after-tax provisions relating to our patent litigation of $37.4 million, loss from continuing operations was $9.4 million, or $0.39 per share in fiscal 1997. The decreased loss was primarily from the reduced pinball and cabinets operating loss.

Gaming. Gaming revenues decreased to $33.6 million in fiscal 1997 from $37.5 million in fiscal 1996. Gaming revenues were lower primarily from the negative impact on revenues of our patent litigation.

Pinball and cabinets. Pinball and cabinets revenues decreased to $43.0 million, or 22.8%, in fiscal 1997 from $55.7 million in fiscal 1996. The decreased revenues were primarily due to the continuing industry-wide decline in demand for pinball games. The pinball and cabinets operating loss decreased to $3.0 million in fiscal 1997 from $17.1 million in fiscal 1996. The change resulted primarily from the cost reductions resulting from the downsizing of pinball and cabinets operations in June 1996.

  Impact of Inflation

During the past three years, the general level of inflation affecting us has been relatively low. Our ability to pass on future cost increases in the form of higher sales prices will continue to be dependent on the prevailing competitive environment and the acceptance of our products in the marketplace.

LIQUIDITY AND CAPITAL RESOURCES

Management believes that cash and cash equivalents and short-term investments totaling $64.1 million at March 31, 1999 will be adequate to fund the anticipated level of inventories and receivables required in the operation of our business, to fund presently anticipated needs and to fund the payment of the judgement in the event that we are unsuccessful in our appeal of our patent litigation. See Note 13 to the Consolidated Financial Statements on page F-20.

Cash flows from operating, investing and financing activities during the nine months ended March 31, 1999 resulted in a net cash increase of $4.2 million as compared with net cash provided of $53.0 million during the nine months ended March 31, 1998. The cash increase in 1998 was primarily from the sale of short-term investments. See Condensed Consolidated Statements of Cash Flows on page F-4.

Cash provided by operating activities before changes in operating assets and liabilities was $5.4 million for the nine months ended March 31, 1999 as compared with $19.7 million for the nine months ended March 31, 1998.

The changes in operating assets and liabilities, as shown in the Condensed Consolidated Statements of Cash Flows, resulted in $4.9 million of cash outflow during the nine months ended March 31, 1999 compared with a cash outflow of $18.4 million during the nine months ended March 31, 1998. Cash outflow in the nine months ended March 31, 1999 was primarily due to the increase in gaming machines used in participation leases and an increase in receivables, offset, in part, by a reduction in income tax receivables and an increase in accounts payable from the comparable balances at June 30, 1998. The cash

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outflow for the nine months ended March 31, 1998 was primarily due to increased inventories and income tax receivables from the comparable June 30, 1997 balances.

Cash used by investing activities was $3.2 million for the nine months ended March 31, 1999 compared with cash provided of $37.8 million for the nine months ended March 31, 1998. Cash used for the purchase of property, plant and equipment during the nine months ended March 31, 1999 was $6.3 million compared with $3.6 million for the nine months ended March 31, 1998. Net cash of $3.1 million was provided from the sale of short-term investments during the nine months ended March 31, 1999 compared with $41.4 million from the sale of short-term investments in the prior year's nine-month period.

Cash provided by financing activities, which was primarily from common stock option proceeds, for the nine months ended March 31, 1999 was $6.9 million compared with $13.9 million for the nine months ended March 31, 1998.

YEAR 2000 UPDATE

The term Year 2000 is used to refer to a worldwide computer-related problem where some software programs and embedded programs in electronic systems will not work properly when processing a date after 1999.

We began addressing this problem in 1996. We believe that most of the systems utilized for our internal operations have been made Year 2000 ready, at an estimated cost of $1.3 million. The remaining Year 2000-related work is primarily to upgrade our network servers. This work is expected to be completed by September 30, 1999, at a cost estimated to be less than $200,000. We believe that there are no Year 2000 issues with respect to the functionality of our products sold in the past or to be sold in the future. We also believe that our assembly of products will not be affected by malfunctioning tools or equipment using embedded microprocessors, because the assembly process is not heavily reliant on such tools or equipment.

We rely on suppliers of components for our gaming machines and pinball games. In the event that they experience a Year 2000-related failure, they may expose us to Year 2000 problems. We have contacted certain suppliers and customers to assess their potential Year 2000 problems. We cannot determine with certainty our customers' or suppliers' levels of Year 2000 readiness. Based on the significant level of responses, however, our suppliers and customers appear to be either Year 2000-ready or working toward becoming Year 2000-ready. We will continue to follow up with those customers and suppliers who have not responded or indicated that their Year 2000 work is in process. If needed, to avoid potential Year 2000 problems detected by our suppliers or customers, we will adjust the shipping dates for products accordingly. At worst, we would expect a short-term delay in shipments. If a delay should occur, we do not expect it to have a material effect on our operating results for any reportable period.

We do not have a contingency plan for undetected Year 2000 problems. We intend to respond to those problems if and when they occur. We cannot determine the effect on our business, if any, of any undetected Year 2000 problems.

This discussion of Year 2000 risks and readiness contains certain forward-looking statements concerning future conditions and our business outlook based on currently available information that involve risks and uncertainties. The actual state of our Year 2000 readiness and exposure could differ materially from that anticipated in the forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the ability to obtain supplies and energy, to make deliveries, to communicate with business partners and the Year 2000 readiness of suppliers, customers and other business partners.

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                                    BUSINESS

COMPANY OVERVIEW

We are a leading designer, manufacturer and marketer of innovative video and reel spinning gaming machines, video lottery terminals and pinball games. Our primary focus is the growth of our gaming machine business. We seek to develop gaming machines that offer greater entertainment value than traditional slot machines and generate greater revenues for casinos and other gaming machine operators. Our gaming machines incorporate secondary bonus rounds, advanced graphics, digital sound and engaging game themes, some of which include popular songs and recognized trademarks. Our gaming machines are installed in all of the major gaming jurisdictions in North America and in several foreign jurisdictions. Our gaming machine revenues increased 127% from $34.8 million in the first nine months of fiscal 1998, to $79.1 million in the first nine months of fiscal 1999.

In June 1997, we introduced Reel 'Em In, our first single-themed multi-coin, multi-line video gaming machine that incorporates a secondary bonus game. Our multi-coin, multi-line gaming machines accept up to 90 coins at a time and have up to nine distinct pay lines, giving the players more ways to win. In addition, secondary bonusing creates a "game-within-a-game" that rewards players by offering them a chance to advance from the primary game to a secondary game. The secondary game also gives the players additional payoff opportunities and allows them to interact with the game by choosing from various entertaining options in the bonus round. The success of Reel 'Em In led to our introduction of a series of video gaming machines based on this new-generation design. This series includes Winning Bid, Top Banana, Filthy Rich, Jackpot Party, Life of Luxury, Boom! and Instant Winner, each featuring a unique and entertaining theme. The multi-coin, multi-line and secondary bonus features and our highly-entertaining themes are designed to attract new players, encourage repeat play and increase the average wager per play.

In the fall of 1998, we introduced a series of four Monopoly-themed gaming machines that were named the "Most Innovative Gaming Product for 1999" at the American Gaming, Lodging and Leisure Summit. We are the exclusive worldwide licensee of the widely-recognized Monopoly trademark for use on gaming machines. Since their introduction, these machines have typically generated average daily revenue significantly in excess of the average daily revenue of the casinos' other gaming machines. For example, in Nevada during the first quarter of 1999, these machines generated average daily revenue of more than twice the casinos' average daily revenue per machine. As a result of their superior earnings, we have been able to offer our Monopoly-themed gaming machines to casino operators on a revenue participation or daily lease basis. This allows us to share in the superior earnings of these gaming machines and to generate recurring revenues. As of March 31, 1999, we had installed 1,814 Monopoly-themed gaming machines.

We are also the world's leading pinball game designer and manufacturer. We recently developed Pinball 2000, which is a new-generation platform for pinball games that integrates a fully-interactive video monitor with the traditional playfield. We introduced our first Pinball 2000 game, Revenge From Mars, in March 1999, and we introduced our second Pinball 2000 game, Star Wars: Episode I, in July 1999. We also manufacture coin-operated video amusement games for Midway Games Inc., our former subsidiary.

INDUSTRY OVERVIEW

  Gaming Machine Industry

In the 1990's, the proliferation of gaming into new jurisdictions, particularly gulf coast and midwestern states and Native American nations, and the expansion of traditional gaming markets substantially increased the number of gaming machines in North America. We estimate that, as of the end of 1998, the installed base of gaming machines in North America was more than 525,000 units. We expect that the installed base of gaming machines in North America will continue to grow with the opening of new mega-resort casinos in Las Vegas and Atlantic City, the expansion of riverboat and Native American gaming

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markets and the opening of the Detroit market to casino gaming. The demand for gaming machines is increasingly driven, however, by the replacement cycle for the existing base of gaming machines. While the physical useful life of a gaming machine can be up to a decade or more, casino operators tend to replace machines on a shorter cycle in response to changing player preferences and new technology.

With fewer opportunities available to develop new casinos, we believe that casino operators are focusing on increasing revenue growth at their existing casinos. In North America, gaming machines produce approximately two-thirds of the typical casino's gaming revenue, with table games representing most of the balance. Additionally, slot operations are significantly less labor intensive than table games, and as a result have higher operating margins. The importance of slot revenue to a casino operator's profitability has created significant demand for gaming machines that have the ability to generate higher revenue per machine. As a result, the pace of innovation in gaming machine design has accelerated, and gaming equipment manufacturers have increasingly focused on enhancing the overall entertainment value of gaming machines.

Historically, the gaming machine market was dominated by reel spinning slot machines, which still constitute the majority of machines on casino floors. Video poker gaming machines were introduced in the 1980s. These machines offer the player an interactive gaming experience not offered by traditional reel-spinning slots, because the player makes choices during play that affect the game. We believe that the two most significant recent developments in gaming machine design have been the extension of the video gaming platform beyond video poker and the introduction of secondary bonus rounds:

  - The introduction of video gaming machines that simulate a reel spinning slot machine on a video screen expanded the video platform beyond video poker. These new-generation video gaming machines are predominantly multi-coin, multi-line gaming machines that offer multiple distinct paylines and allow up to 90 coins to be wagered on a single play. This tends to increase the average wager per play. We believe that multi-coin, multi-line gaming machines are currently the fastest growing segment on the casino floor.

  - Secondary bonusing, or the game-within-a-game concept, allows a player to advance beyond the primary round into a bonus round if the player obtains a certain result in the primary game. The bonus round is designed to create significant player appeal by giving the player various unique interactive options and a sense of investment in the game. This encourages the player to continue to play the machine in an effort to achieve the bonus round. In addition, the bonus round gives designers an additional opportunity to incorporate entertaining content into gaming machines.

Over the next few years, we expect significant demand for multi-coin, multi-line video gaming machines and other gaming machines that offer the player secondary bonus rounds and other enhanced entertainment features, which we believe will result in higher revenue per machine for casinos.

Some of the new-generation gaming machines with secondary bonusing features and entertaining themes earn significantly more than the older gaming machines on the casino floors. As a result, the manufacturers have been able to lease some of these machines to casino operators for a revenue participation percentage or, in jurisdictions where this is not permitted, for a fixed daily lease fee. This allows manufacturers to share in the superior earnings of these games and to generate a recurring revenue stream for themselves. We estimate that at least 21,000 gaming machines are currently placed under recurring revenue arrangements throughout North America.

Video lottery terminals ("VLTs") include both video and reel spinning gaming machines. VLTs are purchased, leased or operated on a revenue-participation basis to raise revenue for the jurisdictions where they are placed. Most VLTs are linked to a central computer for accounting and security purposes and are monitored by the state lotteries or other government authorities. Unlike gaming machines designed for the casino market, most VLTs are located in places where casino-type gaming is not the principal attraction, such as racetracks, bars and restaurants.

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  Pinball Industry

Pinball games are found in amusement arcades, family entertainment centers, restaurants, bars, bowling alleys, convenience stores and movie theaters, primarily in Europe and North America. We believe that there are at least several hundred thousand coin-operated pinball games installed throughout the world, although no reliable figures are available. The worldwide pinball market has declined from, we believe, a high of approximately 100,000 units sold in 1993 to a low in 1998 of only about 15,000 units sold. We believe that this decline was caused by increased competition from other forms of entertainment, including coin-operated video games and home entertainment systems, as well as by a lack of design innovation. In our experience, however, the pinball market has been cyclical, recovering when a new generation of pinball technology is introduced. The only manufacturers of pinball games today are WMS, with about a two-thirds market share, and Sega Pinball.

BUSINESS STRATEGY

  Gaming

Our business strategy is primarily focused on the growth of our gaming machine business. We intend to increase our market penetration in the major North American gaming jurisdictions. We also plan to expand distribution to new gaming jurisdictions and internationally. We seek to increase our market share and profitability by offering an expanding portfolio of entertaining gaming machines with higher earning potential. This strategy includes the following elements:

  - Leverage our strength in developing gaming machines with enhanced entertainment value: We believe that our 53 years of experience in designing successful arcade-style amusement games with creative and compelling content, together with our use of new technology, allows us to create gaming machines that offer significantly greater entertainment value than traditional gaming machines. Our gaming machine development teams combine the talents of 95 engineers, designers, artists and musicians. We believe that we are well-positioned to develop gaming machines that have superior entertainment value and generate higher revenue for our customers. We are currently developing numerous innovative and entertaining gaming machines, some of which we expect to offer only on a recurring revenue basis.

  - Maximize the potential of our exclusive license for use of the Monopoly theme on gaming machines: As the exclusive licensee of the Monopoly name for use with gaming machines, we have converted a popular trademark into a successful line of four superior-earning gaming machines. The success of these Monopoly-themed gaming machines has allowed us to lease them to casino operators, generating recurring revenues for us. We are currently developing two new gaming machines based on the Monopoly theme, and we anticipate introducing additional gaming machines based on this theme.

  - Focus on the multi-coin, multi-line video gaming machine market: We believe that the fastest growing product on the casino floor is the multi-coin, multi-line gaming machine. We believe that the growth of this type of game will continue because these gaming machines offer more interactive entertainment value and because casino managers wish to increase the diversity of the gaming machines on their slot floors. Our portfolio of multi-coin, multi-line gaming machines has established us as a leading supplier of this type of video gaming machine. We are developing a number of additional multi-coin, multi-line video gaming machines and expect to increase the rate at which we introduce these machines in the future.

  Pinball

We are the world's leading designer and manufacturer of pinball games. The pinball market has declined significantly in recent years, due to the growth of competition from video and other amusement games. Historically, however, the pinball market has been cyclical, recovering when a new generation of pinball

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technology is introduced. Therefore, we have invested in the new technologies behind Pinball 2000. Pinball 2000 games integrate a fully-interactive video monitor with traditional playfield action.

Our strategy is to introduce at least two to three new Pinball 2000 games each year in order to offer our distributors and players a continuing variety of new games with engaging game themes. We introduced our first Pinball 2000 game, Revenge From Mars, in March 1999. We have sold approximately 7,000 Revenge From Mars pinball games, which is the largest number of units of any pinball game sold since 1994. We introduced our second Pinball 2000 product, Star Wars:
Episode I, in July 1999, and we are developing a third Pinball 2000 game that we intend to introduce in the second half of fiscal 2000. We intend to continue to evaluate the market potential of Pinball 2000 to determine whether this new platform has succeeded in stimulating a recovery in the pinball market.

PRODUCTS

  Gaming

We have established a fast-growing line of video and reel spinning gaming machines and VLTs incorporating highly-entertaining themes and innovative gaming features. Our gaming machines' technological features include dotmatrix animation ("Dotmation") displays for reel spinning slot machines, touch-screen video displays for video gaming machines, advanced graphics and our digital compression DCS Sound System ("DCS") music, voice-overs and sound effects. Engaging and humorous themes and a high degree of player interactivity are incorporated into each of our games, particularly in the secondary bonus round. We believe that by designing gaming machines that are fun and interesting to play and incorporate the latest gaming technologies, we supply gaming machines with superior player appeal.

Our gaming machines integrate a secondary bonus round with the traditional gaming machine to create a game-within-a-game for more exciting and interactive play. As players achieve various milestones in the primary round, they move on to play a secondary round for additional bonuses. The secondary round gives the player a sense of investment in the game and encouragement to continue wagering in the hope of entering the bonus round. The player can win in both the primary round and the secondary round. In our secondary rounds, the player has various choices to make regarding the bonus features. For example, in some games the player can select from a variety of tokens or characters that will be used to obtain or reveal the bonus. Amusing or familiar graphical and musical themes add to the player appeal of our gaming machines.

Monopoly-themed gaming machines. In the fall of 1998, we introduced our first four Monopoly-themed gaming machines in Las Vegas under an exclusive worldwide license from Hasbro. These gaming machines have been well-received by both casinos and players. For example, in Nevada during the first quarter of 1999, these machines generated average daily revenue of more than twice the casinos' average daily revenue per machine. Our Monopoly-themed gaming machines were named the "Most Innovative Gaming Product for 1999" at the American Gaming, Lodging and Leisure Summit in January of 1999. Our game designers used the actual elements of the Monopoly game to create the four highly interactive and entertaining machines. These elements include Mr. Monopoly, Chance, Community Chest and the distinctive game board and tokens, with a big band theme song. To attract additional player attention, the machines are approximately nine feet tall. These gaming machines have now been approved for play in every major gaming jurisdiction in the United States. As of March 31, 1999, we had installed 1,814 of these new gaming machines. The Monopoly-themed gaming machines incorporate secondary bonus rounds and the entertaining themes described below:

  - Once Around -- a multi-coin, multi-line video gaming machine where the player can build houses and hotels on various Monopoly properties to increase those properties' bonus round payouts. The player then chooses a token that travels around the board landing on various properties to collect bonuses.

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  -     Reel Estate -- a multi-coin, multi-line video gaming machine where the player picks a token that travels around the Monopoly board. Collecting all the properties in a color group provides a free spin.

  - Advance to Boardwalk -- a reel spinning slot machine that features up to six trips around a Monopoly board for bonuses and multipliers.

  - Roll & Win -- a reel spinning slot machine that provides bonus multipliers by rolling oversized mechanical dice. The player accumulates bonuses by moving around a mini-Monopoly board.

Multi-coin, multi-line video gaming machines. Our new line of multi-coin, multi-line gaming machines combines advanced graphics, DCS sound effects and music, secondary bonus rounds and a unique entertaining theme for each game. In the primary round, the video screen of these gaming machines simulates traditional reel-spinning slot machines. Depending on the machine, the player can wager up to either 45 or 90 coins per play. This new line of multi-coin, multi-line gaming machines includes the following:

  - Winning Bid -- Live auction theme. Features necklaces, vases and antique lamp symbols. Three or more gavel symbols begin the bonus round, which simulates a live estate auction. The player selects an auction item and a humorous character to start the bidding. As the characters raise the bids, the bonuses increase. Introduced in June 1999.

  - Top Banana -- Caribbean party theme. Features beach party symbols of bananas, starfish and tropical fruit. Three or more gorilla, hippo or turtle symbols start the bonus round. In the bonus round, the player has the option to stack a number of different silly monkeys. The player decides when to jump for bananas held by a gorilla in a palm tree. If the monkeys get the bananas, the player wins additional bonuses. There is also a random multiplier bonus possibility. Introduced in April 1999.

  - Instant Winner -- Instant lottery ticket theme. Features 3-D lottery balls and cash symbols. Three "Scratch & Win" symbols begin the bonus round. The player selects from six WMS-themed scratch-off tickets and scratches off areas of the tickets to reveal the bonus award. There is also a bonus "sweepstakes" check if the player obtains three or more sweepstakes symbols. Introduced in February 1999.

  - Jackpot Party -- 70's party theme. Features music from KC & the Sunshine Band and The Village People. Three or more party horn symbols start the bonus round and the disco music. The player chooses party gifts for hidden bonuses until hitting a party gift with one of the "party pooper" characters, which ends the bonus round. Introduced in October 1998.

  - Life of Luxury -- Material extravagance theme with numerous betting options. Features images of sports cars, diamonds and yachts as symbols. Obtain three or more gold coin symbols to receive ten free bonus spins while jazz music plays. Introduced in September 1998.

  - Boom! -- Fourth of July backyard barbecue theme. Features hotdogs, hamburgers and fireworks. Three or more identical barbecue food symbols start the bonus round. In the bonus round, the player selects a rocket that launches into the sky and explodes to reveal a bonus. Introduced in April 1998.

  - Filthy Rich -- Barnyard theme. Features cows, chickens and pig symbols. Three or more identical barnyard symbols begin the bonus round. The player then sees a pigpen on the screen and may choose which mud-caked pig to wash off, revealing the amusing bonus pig. Introduced in November 1997.

  - Reel 'Em In -- Family fishing theme. Features symbols of lures and fish. Three or more fishing lure symbols begin the bonus round. The player then "goes fishing" by choosing a humorous character to hook the bonus fish. Introduced in July 1997. In May 1998, Chance magazine called Reel 'Em In "perhaps the hottest slot machine in the country."

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Other video games.  We also offer a selection of other video gaming machines, including Multi-Pay Plus, which premiered our new-generation graphics and sound design. Multi-Pay Plus offers the player a varied menu of engaging themed games on a single machine, including video poker, keno, blackjack and video slot games.

Reel spinning slot machines. Our new line of reel spinning slot machines includes Perfect Match, Jackpot Limbo, Jackpot Party, X-Factor, Jackpot Stampede Deluxe, Pharaoh's Fortune, Big Bang Piggy Bankin' and Winning Streak. Each of these gaming machines features engaging and entertaining themes. With secondary bonusing through the use of our Dotmation feature, a player's game experience is enhanced with animated sequences of mermaids diving into the ocean or genies emerging from magic lamps to present the top awards. These reel spinning slot machines also feature DCS sound and exciting glass designs and visuals.

Video Lottery Terminals. Our VLTs include both video and reel spinning gaming machines. They feature advanced graphics and DCS sound effects and music and incorporate many of the same features as our other gaming machines. We offer a variety of multi-game and single-themed VLTs. Our VLTs may be operated as stand-alone units or may interface with central monitoring computers operated by governmental agencies. Our VLTs are located in places where casino-type gaming is not the principal attraction, such as racetracks, bars and restaurants.

  Pinball and cabinets

Pinball. We are the world's leading designer and manufacturer of pinball games. For over 50 years, WMS and our predecessors have been making innovative and highly-entertaining pinball games, which are presently sold under the Williams and Bally trademarks. We believe that we obtained our leading market share as a result of the fun and humor that we design into our games, as well as our innovations in design and engineering. These innovations include CD-quality music and sound effects, multi-level playing fields, multi-ball releases and a high level of mechanical reliability.

Pinball 2000, our new generation of pinball games, integrates a fully-interactive video monitor with traditional playfield action. Virtual images are projected onto the playfield, allowing the ball to interact with video targets as well as traditional 3-D targets. For example, the ball appears to destroy Martians or space ships, and the video display illustrates the destruction in dramatic fashion. Images on the video screen move and are transformed during the play depending on the movement of the balls. The new stereo sound system places speakers closer to the player for maximum enjoyment at any volume level. There may be multiple balls in play at one time, and the ball may move onto more than one level on the playfield for added excitement.

We believe that Pinball 2000 products are the most advanced and entertaining pinball games designed to date. We also believe that our modular Pinball 2000 machines offer the best mechanical reliability and serviceability in the industry for the following reasons:

  - This new platform is modular, allowing the games to be changed by replacing the software, artwork and removable playfield. Conversion kits are expected generally to be installable in less than half an hour on site and are expected to be less expensive than a new game. Therefore, the machine owners will be able to upgrade to a new game easily and cost effectively.

  - The location owner can service the machine without calling the operator. For example, the owner can clean the playfield and clear ball jams. This is because, for the first time, the playfield is accessible by the location owner. This feature significantly decreases down time and service costs.

  - The advanced design of this platform uses fewer moving parts, and therefore these machines require less frequent service than older models.

We introduced our first Pinball 2000 game, Revenge From Mars, in March 1999. We have sold approximately 7,000 of these games. We began selling our second Pinball 2000 product, Star Wars: Episode I, in July 1999.

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Cabinets. In addition to manufacturing our own wooden pinball cabinets, we also make and sell wooden cabinets and other wooden products to Midway, under a Cabinet Supply Agreement, and to other third parties from time to time, primarily for coin-operated video games. See "Certain Relationships and Related Transactions."

  Contract manufacturing

We manufacture coin-operated video games for Midway under a manufacturing agreement. See "Certain Relationships and Related Transactions."

DESIGN, RESEARCH AND PRODUCT DEVELOPMENT

In designing our gaming machines and pinball games, our designers, engineers and artists build upon the more than 50 years of experience that WMS and our predecessors have in designing and developing fun, humorous and exciting games. We are continually developing new games in order to broaden our product line, introduce new technologies and enhance player appeal. Our gaming machines are usually designed by our internal gaming design teams or in some cases by independent designers under contract to us. Gaming machines must be approved and sometimes tested by certain regulatory authorities before being marketed. Our pinball games are designed exclusively by our internal design teams. As of July 9, 1999, 142 persons were employed in our design, research and development teams, of whom 95 were dedicated to gaming. During the fiscal years ended June 30, 1998, 1997, and 1996, we spent approximately $12.9 million, $12.9 million and $13.4 million, respectively, on design, research and product development, of which $7.9 million, $7.4 million and $5.4 million was spent for gaming, in those respective years.

While we primarily seek to develop original proprietary games, certain of our gaming machines and pinball games are based on popular intellectual properties licensed from third parties, such as Hasbro and Lucasfilm. Typically, WMS is obligated to make certain minimum guaranteed royalty payments over the term of the license and to advance payment against those guarantees.

SALES AND MARKETING

  Gaming

We are authorized to sell our gaming machines directly to casinos in over 90 North American jurisdictions and in several other gaming jurisdictions. Generally, we sell our gaming machines directly in order to maximize customer service and to enhance profitability. Our gaming machines are often installed on a trial basis, and only after a successful trial period are the machines purchased by the customers. In addition, we have begun to place our gaming machines under revenue-participation or daily rental leases.

We sell and lease our gaming machines through 15 salespeople in offices in several United States locations and a sales/service consultant in Canada. These salespeople earn a salary and commissions based on sales volume. Our gaming machines are marketed through trade shows, promotional videotapes, our website and advertising in trade journals.

  Pinball

Pinball games are marketed through approximately 50 independent distributors worldwide, coordinated by Midway's coin-operated machine sales team, under our sales agreement with Midway. See "Certain Relationships and Related Transactions." Distributors sell these products to operators of amusement arcades, family entertainment centers, restaurants, bars, bowling alleys, convenience stores and movie theaters. Distributors generally are assigned designated exclusive territories and are generally expected to provide replacement parts and service and to arrange for installment financing. Pinball games are marketed through trade shows, promotional videotapes, our website and advertising in trade publications. In addition, we operate an Internet locator on our website through which players can find the locations of our pinball games throughout the world.

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  Distributors/Customers

In fiscal 1998, no one customer accounted for greater than 10% of our revenues. However, our largest pinball distributor, Nova Games Import-Export GmbH and affiliates accounted for approximately $12.0 million, or 15.7%, of total revenues for fiscal 1997 and approximately $14.0 million, or 15.0%, of total revenues for fiscal 1996. In our opinion, the loss of a single customer would not have a material adverse effect on our business. If we were to lose a distributor, we believe that we could make arrangements with alternate distributors for the distribution of our products.

  Export Sales

Export sales of our products, primarily of pinball games to Western Europe, were approximately $24.4 million, or 24.6% of total revenues, for fiscal 1998, compared with $33.7 million, or 44.0% of total revenues, for fiscal 1997 and $41.4 million, or 44.4% of total revenues, for fiscal 1996. Substantially all foreign sales are made in United States dollars under letters of credit.

COMPETITION

  Gaming

The gaming machine market is intensely competitive and is characterized by the continuous introduction of new titles and the development of new technologies. Our ability to compete successfully in this market is based, in large part, upon our ability to:

  -     continually develop new products with player appeal;

  -     offer machines that consistently out-perform other gaming machines;

  - identify and obtain rights to commercially marketable intellectual properties; and

  -     adapt our products for use with new technologies.

In addition, successful competition in this market is also based upon:

  -     price or lease terms;

  -     mechanical reliability;

  -     brand recognition; and

  -     marketing support.

Our competitors vary in size from very small companies with limited resources to large corporations with greater financial, marketing and product development resources than ours. In the video and reel spinning gaming machine market, we compete with market leader International Game Technology ("IGT"), as well as Alliance Gaming, Sigma Game, Casino Data Systems, Silicon Gaming, Atronic Casino Technology, Anchor Gaming and Aristocrat Leisure Systems. In the VLT market, we compete primarily with IGT, G-Tech Holdings, Anchor Gaming and Spielo Gaming International.

  Pinball and cabinets

We are the leading manufacturer of pinball games. Our only competitor in this market is Sega Pinball. We also compete against coin-operated video games and other amusement games for space in bars, arcades and other traditional pinball locations and with home entertainment systems. Competition is based on player appeal, including the use of popular intellectual properties, engaging themes and technological innovation. In addition, successful competition in our pinball market is also based upon:

  -     price;

  -     mechanical reliability;

  -     brand recognition; and

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

  -     access to distribution channels.

We also currently supply Midway with cabinets for their coin-operated video games. Midway is not required to purchase cabinets under the agreement and may seek competing third-party bids at any time.

MANUFACTURING

  Gaming

We manufacture our gaming machines in our facility in Chicago, Illinois. We believe that this facility is adequate for our current and planned gaming production needs. Manufacturing is generally based on purchase orders from customers. Gaming machines are generally warranted for a period of 90 days. The raw materials used in manufacturing our gaming machines include various metals, plastics, wood and glass obtained from numerous sources. In addition, numerous component parts including electronic subassemblies and video monitors are purchased from suppliers. We believe that our sources of supply of component parts and raw materials are adequate and that alternative sources of materials are available.

  Pinball and cabinets

We manufacture pinball games in our facility in Waukegan, Illinois. We believe that this facility is adequate for our current and planned pinball production needs. Production of pinball games is generally based on advance purchase orders from distributors. Most pinball games are warranted for a period of 60 to 90 days. We manufacture cabinets for our pinball games and Midway's coin-operated video games in our facility in Cicero, Illinois based, in the case of Midway's cabinets, on purchase orders, subject to our acceptance, according to Midway designs and specifications. We believe that this facility is adequate for our current and planned cabinet production needs.

  Contract manufacturing

We manufacture Midway's coin-operated video games in our facility in Waukegan, Illinois. We believe that this facility is adequate for our current and planned contract manufacturing needs. Manufacturing for Midway is based on purchase orders and uses Midway designs and specifications.

EMPLOYEES

At July 9, 1999, we employed approximately 1,470 persons. Approximately 770 of those employees were represented by the International Brotherhood of Electrical Workers (the "IBEW"), and approximately 140 were represented by the International Union of Electronic, Electrical, Salaried Machine and Furniture Workers (the "IUE"). The collective bargaining agreements with the IBEW relate to our Chicago and Waukegan, Illinois manufacturing facilities, respectively, and expire on June 30, 2000. The collective bargaining agreement with the IUE relates to our Cicero, Illinois manufacturing facility and expires June 30, 2002. We believe that our relations with our employees are satisfactory.

LEGAL PROCEEDINGS

  IGT Litigations

In May 1994, we instituted a declaratory judgment action against IGT in the United States District Court for the Northern District of Illinois. The action sought a declaration that a patent issued in 1984 and owned by IGT (the "Telnaes Patent") was invalid, and that certain reel spinning slot machines that we were then manufacturing did not infringe the Telnaes Patent. IGT counterclaimed, alleging that the Telnaes Patent was infringed by our reel spinning slot machines. The Telnaes Patent relates to a particular method of assigning the probability of selecting particular reel stop positions in a computer-controlled reel spinning slot machine, which increases or decreases the probabilities of winning by means of the computer's software, not the mechanical reels themselves.

On September 19, 1996, the trial court rendered a decision in favor of IGT, finding that the Telnaes Patent is valid, finding that our Model 400 slot machine infringes the Telnaes Patent, and enjoining us
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

from further infringement of the Telnaes Patent. On February 28, 1997, after a hearing on IGT's alleged damages, the court awarded a treble-damage judgment in favor of IGT and against us in the amount of $32,845,189, plus post-judgment interest. Subsequently, the court granted our motion for a stay of proceedings to enforce the money judgment pending disposition of our motion for a new trial and a similar stay pending appeal. On October 1, 1997, the court denied our motion for a new trial. We filed a notice of appeal on October 20, 1997. Since we had previously filed a bond, enforcement of the money judgment has been stayed pending the disposition of the appeal. The appeal is now pending before the United States Court of Appeals for the Federal Circuit.

On November 26, 1996, IGT commenced an action against us in the same court. In this action, IGT seeks a judgment declaring that our Model 401 slot machine also infringes the Telnaes Patent. The complaint also seeks a preliminary and permanent injunction and treble damages. On December 18, 1996, the court granted IGT's motion for a preliminary injunction and enjoined us from the manufacture, use and sale of the Model 401 slot machine. On May 5, 1998, the court denied our motion to vacate the preliminary injunction. We filed a notice of appeal on May 7, 1998. The appeal of the preliminary injunction order is now pending before the United States Court of Appeals for the Federal Circuit. In the event that the court ultimately determines that these slot machines infringe upon the Telnaes Patent, and if we are unable to obtain a license to use the Telnaes Patent, we will be unable to develop certain types of reel spinning slot machines, and we may be required to pay additional damages. The Telnaes Patent relates only to reel spinning slot machines that we no longer manufacture and does not relate to our video gaming machines or to our currently marketed reel spinning slot machines.

  GT Interactive Litigation

GT Interactive Software Corp. distributes some of Midway's home video games. On January 25, 1999, GT Interactive filed suit against Midway, WMS and certain of their respective subsidiaries in the Supreme Court of the State of New York, County of New York, alleging breach of contract and other claims arising from the distribution arrangements. In its complaint, GT Interactive seeks compensatory and punitive damages, and injunctive relief. Midway has informed us that it believes that the claims made by GT Interactive are without merit, and Midway intends to vigorously defend against this lawsuit. Under agreements previously entered into between WMS and Midway, we assigned all of our rights under the distribution arrangements to Midway, and Midway is obligated to indemnify and defend us from any liabilities arising from this lawsuit. On May 21, 1999, the court granted a motion to dismiss some of the claims alleged in the complaint and struck the request for punitive damages. On May 27, 1999, Midway and the other defendants filed an answer, together with counterclaims. We anticipate that discovery will begin shortly.

  Other Litigation

We are not currently involved in any legal proceeding that we believe could have a material adverse effect on us other than those described above.

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                             GOVERNMENT REGULATION

GENERAL

The manufacture and distribution of gaming equipment is subject to extensive federal, state, tribal, local and foreign regulation. Although the laws and regulations of the various jurisdictions in which we operate vary in their technical requirements and are subject to amendment from time to time, virtually all of these jurisdictions require licenses, permits, documentation of qualification, including evidence of financial stability, and other forms of approval for companies engaged in the manufacture and distribution of gaming machines as well as for the officers, directors, major stockholders and key personnel of those companies.

We have obtained the required licenses to manufacture and sell our products to customers in the following domestic gaming jurisdictions: Arizona, Colorado, Connecticut, Delaware, Illinois, Indiana, Iowa, Kansas, Louisiana, Michigan, Minnesota, Mississippi, Missouri, Montana, Nevada, New Jersey, New Mexico, North Dakota, Oregon, Puerto Rico, Rhode Island, South Dakota, West Virginia, Wisconsin, Ak-Chin Indian Community, Bad River Band of Lake Superior Tribe of Chippewa Indians, Bay Mills Indian Community, Boise Forte Band of Minnesota Chippewa (Nett Lake), Chitimacha Tribe of Louisiana, Coushatta Tribe of Louisiana, Flandreau Santee Sioux Tribe, Fond du Lac Band of Minnesota Chippewa, Fort McDowell Mohave-Apache Indian Community, Grand Portage Band of Minnesota Chippewa, Grand Traverse Band of Ottawa & Chippewa Indians, Hannahville Indian Community, Ho-Chunk Nation, Iowa Tribe of Kansas & Nebraska, Keweenaw Bay Indian Community, Kickapoo Tribe of Indians in Kansas, Lac du Flambeau Band of Lake Superior Chippewa, Lac Vieux Desert Band of Lake Superior Chippewa Indians, Leech Lake Band of Minnesota Chippewa, Lower Sioux Indian Community, Mashantucket Pequot Tribe, Menominee Indian Tribe of Wisconsin, Mille Lacs Band of Minnesota Chippewa, Mississippi Band of Choctaw Indians, Mohegan Indian Tribe, Omaha Tribe of Nebraska, Oneida Tribe of Indians of Wisconsin, Pascua Yaqui Tribe, Prairie Band of Potawatomi Indians of Kansas, Prairie Island Community of the Minnesota Mdewakanton Sioux, Pueblo of Acoma, Pueblo of Isleta, Pueblo of Sandia, Pueblo of San Juan, Pueblo of Santa Ana, Pueblo of Tesuque, Red Cliff Band of Lake Superior Chippewa, Red Lake Band of Chippewa Indians, Sac & Fox Nation of Missouri in Kansas and Nebraska, Sac & Fox Tribe of Mississippi in Iowa, Saginaw Chippewa Indian Tribe, Sault Ste. Marie Tribe of Chippewa, Shakopee Mdewakanton Sioux Community, Sisseton-Wahpeton Sioux Tribe, Southern Ute Indian Tribe, Spirit Lake Sioux Tribe, St. Croix Chippewa Indians of Wisconsin, Standing Rock Sioux Tribe, Tunica-Biloxi Tribe of Louisiana, Turtle Mountain Band of Chippewa Indians, Upper Sioux Indian Community, Ute Mountain Ute Tribe, White Earth Band of Minnesota Chippewa, White Mountain Apache Tribe, Winnebago Tribe of Nebraska, Yankton Sioux Tribe of South Dakota, Yavapai-Apache Indian Community. We have also obtained the required licenses to manufacture and sell our products in the following additional gaming jurisdictions: the Canadian provinces of Alberta, British Columbia, Manitoba, New Brunswick, Newfoundland, Nova Scotia, Ontario, Quebec and Saskatchewan; Victoria and New South Wales in Australia; the Bahamas; and Greece.

To date, we have never been denied any necessary governmental registrations, licenses, permits, findings of suitability or approvals. In addition, we believe that all registrations, licenses, permits, findings of suitability or approvals currently required have been applied for or obtained. We cannot assure you that the required licenses, permits, approvals or findings of suitability will be given or renewed in the future.

NEVADA REGULATIONS

The manufacture, sale and distribution of gaming machines for use or play in Nevada or for distribution outside of Nevada and the operation of slot machine routes are subject to the Nevada Gaming Control Act and the regulations promulgated under that act (collectively, the "Nevada Act"). The license as an operator of a slot machine route permits a licensee to place slot machines and gaming devices on the premises of other licensees on a participation basis. Our manufacturing, distributing and slot route operations are subject to licensing and regulatory control of the Nevada Gaming Commission (the

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

"Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board") and, with respect to the operation of slot machine routes, various other county and city regulatory authorities (all of these authorities are collectively referred to as the "Nevada Gaming Authorities").

The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (1) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (2) the establishment and maintenance of responsible accounting practices and procedures; (3) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs, and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (4) the prevention of cheating and fraudulent practices; (5) providing a source of state and local revenues through taxation and licensing fees; and (6) the strict regulation of all persons, locations, practices, associations and activities related to the operation of licensed gaming establishments and the manufacture and distribution of gaming devices and associated equipment. A change in these laws, regulations and procedures could have an adverse effect on our future Nevada operations.

Certain of our subsidiaries that manufacture and distribute gaming devices or operate a slot machine route, or which hold stock of a subsidiary which does so (a "Gaming Subsidiary"), are required to be licensed or registered by the Nevada Gaming Authorities. The licenses require periodic payments of fees and taxes and are not transferable. We are registered by the Nevada Commission as a publicly traded corporation ("Registered Corporation"), and so we are required periodically to submit detailed financial and operating reports to the Nevada Commission and to furnish any other information which the Nevada Commission may require. We have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses (collectively, "Licenses") required to engage in slot route operations, and the manufacture, sale and distribution of gaming devices for use or play in Nevada or for distribution outside of Nevada. We cannot assure you that these Licenses will not be revoked, suspended, limited or conditioned.

All gaming devices that are manufactured, sold or distributed for use or play in Nevada, or for distribution outside of Nevada, must be manufactured by licensed manufacturers and distributed or sold by licensed distributors. All gaming devices manufactured for use or play in Nevada must be approved by the Nevada Commission before sales distribution or exposure for play. The approval process for gaming devices includes rigorous testing by the Nevada Board, a field trial and a determination as to whether the gaming machine meets strict technical standards that are set forth in the regulations of the Nevada Commission. Associated equipment (as defined in the Nevada Act) must be administratively approved by the Chairman of the Nevada Board before it is distributed for use in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us in order to determine whether that individual is suitable or should be licensed as a business associate of a licensee. Officers, directors and certain key employees of our Gaming Subsidiaries must file license applications with the Nevada Gaming Authorities. Our officers, directors and key employees who are actively and directly involved in activities of our Gaming Subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or license, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, the companies involved would have to sever all relationships with that person. In addition, the Nevada Gaming Authorities may require us to terminate

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the employment of any person who refuses to file appropriate applications.
Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

We are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by our Gaming Subsidiaries must be reported to, and approved by, the Nevada Commission.

If the Nevada Gaming Authorities determine that we violated the Nevada Act, our Licenses could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Gaming Authorities. The limitation, conditioning or suspension of any License or the appointment of a supervisor could, and the revocation of any License would, materially adversely affect our future operations in Nevada.

Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file applications, be investigated and have his, her or its suitability as a beneficial holder of our voting securities determined if the Nevada Commission has reason to believe that ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires beneficial ownership of more than 5% of our voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of our voting securities apply to the Nevada Commission for a finding of suitability within 30 days after the mailing of the written notice by the Chairman of the Nevada Board requiring that filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10% but not more than 15% of our voting securities may apply to the Nevada Commission for a waiver of that finding of suitability if the institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations, or those of any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (1) voting on all matters voted on by stockholders; (2) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in our management policies or operations; and (3) other activities that the Nevada Commission may determine to be consistent with investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the voting securities of a Registered Corporation beyond that period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us, we: (1) pay that unsuitable person any dividend or interest upon our voting securities; (2) allow that person to exercise, directly or indirectly, any voting rights conferred through securities held by that person; (3) pay remuneration in any form to that person for services rendered or otherwise; or (4) fail to pursue all lawful efforts to require the unsuitable person to relinquish voting securities including, if necessary, the immediate repurchase of the voting securities for cash at fair market value.

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The Nevada Commission may in its discretion, require holders of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Nevada Gaming Authorities has reason to believe that ownership of theses securities would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own that security, then under the Nevada Act, the Registered Corporation can be sanctioned, including with the loss of its approvals, if, without the prior approval of the Nevada Commission, it: (1) pays to the unsuitable person any dividend, interest or any distribution whatsoever; (2) recognizes any voting right by the unsuitable person in connection with that security; (3) pays the unsuitable person remuneration in any form; or (4) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

We are required to maintain a current stock ledger in the State of Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make this disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require that our stock certificates bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed this requirement on us.

We may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for these purposes. We have filed an application requesting approval for this offering. This approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

Changes in control of WMS through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he or she obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Commission and the Nevada Board in a variety of stringent standards prior to assuming control of the Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licenses and Registered Corporations that are affiliated with those operations may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (1) assure the financial stability of corporate licensees and their affiliates; (2) preserve the beneficial aspects of conducting business in the corporate form; and (3) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by our board of directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purpose of acquiring control of the Registered Corporation.

License fees and taxes computed in various ways depending on the type of gaming or activity involved are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are

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payable either quarterly or annually. Annual fees are also payable to the State of Nevada for renewal of licenses as a manufacturer, distributor and operator of a slot machine route.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with any such person, and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in foreign gaming operations. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, licensees are required to comply with certain reporting requirements imposed by the Nevada Act. The Nevada Board may require a licensee to file an application for a finding of suitability concerning an actual or intended activity or association of the licensee in a foreign gaming operation. A licensee is also subject to disciplinary action by the Nevada Commission if the licensee knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employs a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

RECENT NEVADA LEGISLATION

On May 21, 1999 legislation became effective in the State of Nevada imposing additional requirements on persons who provide gaming machines to casino customers on a revenue participation basis. Among other things, the new law requires these persons to pay their "full proportionate share" of license fees and taxes imposed on gaming revenues generated by these participation gaming machines. Although the new law imposes some additional costs upon us, we do not believe that these costs will be material to our business.

NEW JERSEY REGULATION

The manufacture, distribution, and operation of gaming machines in New Jersey are regulated by the New Jersey Casino Control Commission (the "New Jersey Commission") under the New Jersey Casino Control Act and the regulations of the New Jersey Commission promulgated thereunder (collectively, the "New Jersey Act"). Under the New Jersey Act, a company must be licensed as a gaming related casino service industry ("CSI"), or fulfill other requirements, in order to manufacture or distribute gaming machines. In order for a CSI license to be issued or maintained, certain directors, officers, key employees and owners of a company must be found by the New Jersey Commission to possess by clear and convincing evidence good character, honesty, integrity and financial stability.

We have been issued a CSI license by the New Jersey Commission. This license was issued for a two-year period and, upon proper application and satisfaction of the same requirements for the initial issuance of a license, may be renewed for four-year periods. However, the New Jersey Commission has the discretion to suspend, revoke, or refuse to renew a license if a licensee fails to continue to satisfy the requirements for licensure or violates the New Jersey Act.

In addition, all gaming machines used in New Jersey casinos must be approved by the New Jersey Commission. In determining whether to approve gaming machines, the New Jersey Commission will consider various factors, including design, integrity, fairness, and honesty and may require a field test of the machine.

MISSISSIPPI

The manufacture, sale and distribution of gaming devises for use or play in Mississippi are subject to the Mississippi Gaming Control Act and the regulations promulgated thereunder (collectively, the "Mississippi Act"). These activities are subject to the licensing and regulatory control of the Mississippi Gaming Commission (the "Mississippi Commission") and the Mississippi State Tax Commission. Although not identical, the Mississippi Act is similar to the Nevada Act.

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Our license to manufacture and distribute gaming equipment in Mississippi is not transferable, is issued for a two-year period and must be renewed every two years. As in Nevada, the Mississippi Commission may investigate and find suitable any individual who has a material relationship to, or material involvement with, us, including, but not limited to, record or beneficial holders of any of our voting securities and any other person whom the Mississippi Commission determines exercises a significant influence upon our management or affairs. We are required to maintain a current stock ledger in Mississippi which may be examined by the Mississippi Commission at any time. Any applicant for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with the investigation.

The Mississippi Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation's voting securities to report the acquisition to the Mississippi Commission, and that person may be required to be found suitable. The Mississippi Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Mississippi Commission for a finding of suitability. The Mississippi Commission exercises its discretion to require a finding of suitability of any beneficial owner of more than 5% of a Registered Corporation's common stock. Under certain circumstances, an "institutional investor," which acquires more than 5%, but not more than 10%, of the Registered Corporation's voting securities may apply to the Mississippi Commission for a waiver of the finding of suitability if the institutional investor holds the voting securities for investment purposes only and otherwise meets the regulatory requirements of the institutional investor waiver provisions.

We may not make a public offering of our securities without the prior approval of the Mississippi Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Mississippi, or to retire or extend obligations incurred for these purposes. The Mississippi Commission has the authority to grant a continuous approval of securities offerings and has granted this approval to us, which approval covers this offering, subject to an annual renewal of this approval. All loans by us must be reported to the Mississippi Commission and certain loans and other stock transactions must be approved in advance.

If it were determined that we violated the Mississippi Act, the licenses that we hold could be limited, conditioned, suspended or revoked, subject to compliance with statutory and regulatory procedures, which action, if taken, could materially adversely affect our manufacturing and distribution of gaming machines.

FEDERAL REGISTRATION

Any of our subsidiaries that are involved in gaming activities are required to register annually with the United States Department of Justice, Criminal Division, in connection with the sale, distribution or operation of Gaming. The Federal Gambling Devices Act of 1962 makes it unlawful, in general, for a person to manufacture, deliver or receive gaming machines and components across state lines or to operate gaming machines unless that person has first registered with the Attorney General of the United States. We are required to register and renew our registration annually. We have complied with these registration requirements. In addition, various record keeping and equipment identification requirements are imposed by this act. Violation of the Federal Act may result in seizure and forfeiture of the equipment, as well as other penalties.

REGULATION IN FOREIGN JURISDICTIONS

Certain foreign countries permit the importation, sale and/or operation of gaming equipment. Where importation is permitted, some countries prohibit or restrict the payout feature of the traditional slot machine or limit the operation of slot machines to a controlled number of casinos or casino-like locations. Certain jurisdictions in which we operate require the licensing of gaming machines, gaming machine operators and manufacturers. We and our gaming machines have been properly licensed and approved or have applied for licensure and approval in all jurisdictions where our operations require licensure and approval.

NATIVE AMERICAN GAMING REGULATION

Numerous Native American tribes have become engaged in or have licensed gaming activities on Indian lands as a means of generating tribal governmental revenue. We manufacture and supply gaming equipment for Native American tribes. Gaming on Native American lands, including the terms and conditions under which gaming equipment can be sold or leased to Native American tribes, is or may be subject to regulation under the laws of the tribes, the laws of the host state, the Indian Gaming Regulatory Act of 1988 ("IGRA"), which is administered by the National Indian Gaming Commission (the "NIGC") and the Secretary of the U.S. Department of the Interior (the "Secretary"), and also may be subject to the provisions of certain statutes relating to contracts with Native American tribes, which are administered by the Secretary. As a precondition to gaming involving gaming machines, IGRA requires that the tribe and the state enter into a written agreement (a "tribal-state compact") that specifically authorizes such gaming, and that has been approved by the Secretary, with the notice of approval published in the Federal Register. Tribal-state compacts vary from state to state. Many require that equipment suppliers meet ongoing registration and licensing requirements of the state and/or the tribe and some impose background check requirements on the officers, directors and shareholders of gaming equipment suppliers. Under IGRA, tribes are required to regulate all commercial gaming under ordinances approved by the NIGC. These ordinances may impose standards and technical requirements on main hardware and software and may impose registration, licensing and background check requirements on gaming equipment suppliers and their officers, directors and shareholders.

REGULATORY CHANGES AND LICENSE STATUS

The laws and regulations of the numerous jurisdictions, foreign and domestic, in which WMS and our gaming subsidiaries do business are subject to change from time to time. In addition, the license status of WMS and our gaming subsidiaries with respect to these jurisdictions is subject to change. The information set forth in this prospectus represents the most current available at the time of filing.

                                   MANAGEMENT

Our officers and directors are as follows:

NAME                                   AGE   POSITIONS WITH WMS
----                                   ---   --------------------------------------------------------
Louis J. Nicastro....................  70    Chairman of the Board, President and Chief Executive
                                             Officer
Norman J. Menell.....................  67    Vice Chairman of the Board
Kevin L. Verner......................  40    Vice President and Chief Operating Officer
Harold H. Bach, Jr. .................  66    Vice President -- Finance, Treasurer, Chief Financial
                                             and Chief Accounting Officer
Orrin J. Edidin......................  37    Vice President, Secretary and General Counsel
Terence M. Dunleavy..................  42    Vice President, Assistant General Counsel and Chief
                                             Compliance Officer
William C. Bartholomay...............  70    Director(1)(2)(4)
William E. McKenna...................  79    Director(2)(3)(4)
Neil D. Nicastro.....................  42    Director(1)
Harvey Reich.........................  70    Director(3)
David M. Satz, Jr. ..................  73    Director(5)
Ira S. Sheinfeld.....................  61    Director(2)

---------------------------
(1)     Nominating Committee member. Mr. Nicastro is chairman of this committee.
(2) Audit and Ethics Committee member. Mr. McKenna is chairman of this committee.
(3)     Stock Option Committee member. Mr. Reich is chairman of this committee.
(4) Compensation Committee member. Mr. Bartholomay is chairman of this committee.
(5)     Chairman of the Negotiating Committee and the Regulatory Compliance
        Committee.

BIOGRAPHICAL INFORMATION

Louis J. Nicastro has been our President and Chief Executive Officer since April 6, 1998 and was Chief Operating Officer from April 6, 1998 to May 14, 1998. He served as Chairman of the Board of WMS since our incorporation in 1974. From 1983 to January 1998, Mr. Nicastro was also the Chairman of the Board and Chief Executive Officer of WHG Resorts & Casinos. Mr. Nicastro also served as Co-Chief Executive Officer (1994-1996), Chief Executive Officer (1974-1994), President (1985-1988 and 1990-1991) and Chief Operating Officer (1985-1986) of WMS. Mr. Nicastro is a director of Midway, and he held various executive positions for Midway from 1988 until 1996. Mr. Nicastro is Neil D. Nicastro's father.

Norman J. Menell has been Vice Chairman of the Board since 1990 and a director since 1980. He has also served as our President (1988-1990), Chief Operating Officer (1986-1990) and Executive Vice President (1981-1988). Mr. Menell is also a director of Midway.

Kevin L. Verner has served as our Vice President and Chief Operating Officer since May 14, 1998, and as Executive Vice President and General Manager of WMS Gaming since February 1997. Previously, Mr. Verner served as Vice President and Director of New Business Development of R.J. Reynolds Tobacco Company from 1993 until February 1997.

Harold H. Bach, Jr. has held the positions of Treasurer since 1994 and Vice President -- Finance, Chief Financial and Chief Accounting Officer since 1990. Additionally, Mr. Bach has served as Executive Vice President -- Finance, Chief Financial Officer and a director of Midway since August 1996. He served as Senior Vice President -- Finance and Chief Financial Officer of Midway from 1990 to August 1996, and he has served as Treasurer of Midway since December 1994. Prior to joining WMS, Mr. Bach was a partner in the accounting firms of Ernst & Young (1989-1990) and Arthur Young & Company (1967-1989).

Orrin J. Edidin has served as our Vice President, Secretary and General Counsel since May 1997. Mr. Edidin served as Associate General Counsel of Fruit of the Loom, Inc. from 1992 until May 1997. Mr. Edidin has also served as Vice President, Secretary and General Counsel of Midway since June 1997.

Terence M. Dunleavy joined us in May 1997 and was appointed as Vice President, Assistant General Counsel and Chief Compliance Officer in June 1999. Mr. Dunleavy was Assistant General Counsel/ Director of Compliance of Mikohn Gaming Nevada, Inc. a gaming systems manufacturer, from April 1996 to November 1996, Senior Regulatory Attorney with Madison Gas & Electric Company, from December 1994 to January 1996 and Commissioner of the Wisconsin Gaming Commission from September 1992 to December 1994.

William C. Bartholomay is President of Near North National Group, insurance brokers in Chicago, Illinois and Chairman of the Board of the Atlanta Braves. He has served as Vice Chairman of Turner Broadcasting System, Inc., a division of Time Warner Inc., for more than five years. Mr. Bartholomay was elected a director of WMS in 1981. Mr. Bartholomay is also a director of Midway.

William E. McKenna has served as a General Partner of MCK Investment Company, Beverly Hills, California for more than five years. He also is a director of Midway, California Amplifier, Inc., Drexler Technology Corporation and Safeguard Health Enterprises, Inc. Mr. McKenna has served as a director of WMS since 1981.

Neil D. Nicastro has been Midway's President and Chief Operating Officer for more than five years, Co-Chief Executive Officer since December 1994, Chairman of the Board and Chief Executive Officer since July 1996 and has held various other executive positions for Midway since 1988. Mr. Nicastro was also our President, Chief Executive Officer and Chief Operating Officer for more than five years before his resignation from those positions in April 1998. Mr. Nicastro became a director of WMS in 1986, and he remains a director and a consultant to us. Mr. Nicastro is Louis J. Nicastro's son.

Harvey Reich was a member of the law firm of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., New York, New York and its predecessor firms for more than five years until his retirement in July 1998. Mr. Reich was elected a director of WMS in 1983. Mr. Reich is also a director of Midway.

David M. Satz, Jr. became a director of WMS in April 1998. Mr. Satz has been a member of the law firm Saiber Schlesinger Satz & Goldstein, Newark, New Jersey, for more than five years. Mr. Satz is also a director of the Atlantic City Racing Association.

Ira S. Sheinfeld became a director of WMS in 1993. He has been a member of the law firm of Squadron, Ellenoff, Plesent & Sheinfeld LLP, New York, New York, for more than five years. Mr. Sheinfeld is also a director of Midway.

ANTICIPATED EXECUTIVE OFFICER CHANGES

We anticipate that, early in fiscal 2000, Harold H. Bach, Jr. and Orrin J. Edidin will begin to devote substantially all of their business time to Midway. We anticipate that Messrs. Bach and Edidin will remain with WMS as consultants. We hired Jeffrey M. Schroeder on June 7, 1999, and we expect that he will assume the office of Chief Financial Officer in the near future. Mr. Schroeder, 42, is a certified public accountant and was, until July 1998, the chief financial officer of Farley Industries, Inc., a management services company. He joined that company in 1985. We are in the process of searching for a new general counsel.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to Midway's 1996 initial public offering, Midway was a wholly-owned subsidiary of WMS. As a result of Midway's offering and our 1998 distribution of the remainder of our Midway stock to our stockholders, we do not own any Midway common stock. A majority of our directors, however, are directors of Midway. Additionally, several of our executive officers are officers or directors of Midway. See "Management" and "Risk Factors -- We may have conflicts of interest with Midway."

INTERCOMPANY AGREEMENTS

WMS and Midway continue to provide certain services and products to each other under a number of agreements, which are discussed in Item 13 of our 1998 Annual Report on Form 10-K, which is incorporated by reference in this prospectus. See "Where You Can Find More Information." The manufacturing agreement, cabinet supply agreement and pinball sales agreement, each effective as of April 6, 1998, between us and Midway, are described briefly below.

Manufacturing Agreement. We manufacture coin-operated video games and kits for Midway. The agreement requires us to allocate 65.0% of our combined production and storeroom square footage at our Waukegan plant to perform our obligations under this agreement. Midway provides the designs and purchases most of the materials used in the manufacture of the coin-operated video games. All labor costs, including fringe benefits, directly associated with the manufacturing of coin-operated video games are charged to Midway at our actual cost plus 9.0%. The Waukegan plant's operating costs are either identified as Midway costs or allocated as agreed between the parties and charged to Midway, plus 9.0%. The identified or allocated costs include, without limitation, manufacturing costs, materials management costs, quality assurance costs and administration costs. The agreement may be terminated by either party for any reason upon six months' notice.

Cabinet Supply Agreement. We supply coin-operated video game cabinets to Midway. The agreement provides that to initiate the purchase of video game cabinets, Midway issues a pricing inquiry to us, specifying the number of cabinets to be ordered and the cabinet specifications. We then provide a formal quote on the pricing inquiry, and, upon agreement on a final price, a purchase order is issued. We build the cabinets in our Cicero, Illinois facility and ship them to our Waukegan, Illinois plant for use in the manufacture of coin-operated video games. Midway is not required to purchase cabinets from us and may purchase cabinets from other manufacturers if we do not meet competitive bona-fide quotes.

Pinball Sales Agreement. Our pinball products are marketed and sold under a sales agreement with Midway, which was amended as of June 15, 1999. Midway markets and field tests all of our pinball games. From May 1, 1999 through December 31, 1999, we have agreed to pay Midway a fixed amount at the rate of approximately $135,000 per month. In addition, we pay Midway a commission of 1.5% on the first $25.0 million of annual net sales by Midway of our products and 1.0% on annual net sales by Midway of our products in excess of $25.0 million. This agreement may be terminated by either party for any reason upon six months' notice.

VOTING PROXY AGREEMENT

In order for us to manufacture and sell gaming machines in Nevada, our officers are required to be, and have been, registered, licensed or found suitable by the Nevada Gaming Authorities. In addition, under applicable Nevada law and administrative procedure, as a greater than 10% stockholder of WMS, Sumner M. Redstone was required to apply, and has an application pending with the Nevada Gaming Authorities, for a finding of suitability as a stockholder of WMS. Mr. Redstone and National Amusements, Inc. ("NAI"), a company that he controls, collectively own 7,180,200 shares of our common stock. Pending completion of the processing of this application, Mr. Redstone and NAI, on September 21, 1995, voluntarily granted a voting proxy under a voting agreement to Louis J. Nicastro and, if he is unable to perform his duties under the voting agreement, Neil D. Nicastro, individually, to vote all of Mr. Redstone's and NAI's shares of our common stock. The voting agreement is intended to assure that the passive investment position of Mr. Redstone and NAI relative to WMS will not change without prior notification to the Nevada Gaming Authorities.

Under the voting agreement, Mr. Nicastro votes each share of our common stock owned by Mr. Redstone and NAI at his discretion at meetings of our stockholders or acts as proxy in connection with any written consent of our stockholders. The term of the voting agreement ends August 24, 2004 unless Mr. Redstone terminates it upon 30 days' written notice. It may also be terminated upon a finding by the Nevada Gaming Authorities that Mr. Redstone and NAI are suitable as stockholders of WMS or are no longer subject to the applicable provisions of Nevada gaming laws.

                                  UNDERWRITING

We will enter into an underwriting agreement with the underwriters named below. CIBC World Markets Corp. and Prudential Securities Incorporated are acting as representatives of the underwriters. The underwriting agreement will provide for the purchase of a specific number of shares of our common stock by each of the underwriters. The underwriters' obligations will be several, which means that each underwriter is required to purchase a specified number of shares but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter will severally agree to purchase the number of shares of our common stock set forth opposite its name below:

                                                              NUMBER OF
                        UNDERWRITER                             SHARES
                        -----------                           ----------
CIBC World Markets Corp.....................................
Prudential Securities Incorporated..........................
                                                              ----------
     Total..................................................   3,500,000
                                                              ==========

This is a firm commitment underwriting. This means that the underwriters will agree to purchase all of the shares offered by this prospectus, other than those covered by the over-allotment option, if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to securities dealers at the same price less a concession of
$     per share. The underwriters may also allow, and those dealers may reallow, a concession not in excess of $0.10 per share to certain other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted to the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 525,000 additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to public will be
$          and the total proceeds to us will be $          . The underwriters
have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the table above.

The following table provides information regarding the amount of the discount to be paid to the underwriters by WMS:

                                                            TOTAL WITHOUT     TOTAL WITH FULL
                                                             EXERCISE OF        EXERCISE OF
                                                            OVER-ALLOTMENT     OVER-ALLOTMENT
                                               PER SHARE        OPTION             OPTION
                                               ---------    --------------    ----------------
WMS..........................................  $              $                  $

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $[500,000]. We have also agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act.

WMS and each of our officers and directors have agreed to a 90-day "lock-up" with respect to an aggregate of 1,140,819 shares of our common stock and other securities of ours that they beneficially own, including securities that are convertible into shares of our common stock and securities that are exchangeable or exercisable for shares of our common stock. This means that, for the period of 90 days following the date of this prospectus, WMS and such persons may not issue, sell, register or otherwise dispose of these securities, except for the issuance of securities in connection with our stock option plans or an acquisition, without the prior written consent of CIBC World Markets Corp.

Any shares offered by this prospectus will be listed on the New York Stock Exchange, subject to official notice of issuance.

Each share is sold together with certain stock purchase rights. These rights are described in a registration statement on Form 8-A that we filed with the SEC on March 25, 1998. See "Where You Can Find More Information."

CIBC World Markets Corp., one of the representatives, has provided investment banking and financial advisory services to us. We have paid CIBC World Markets Corp. customary fees for these services.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  - Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  - Over-allotments and syndicate covering transactions -- The underwriters may create a short position in our common stock by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing our common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  - Penalty bids -- If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of our common stock to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of our common stock if it discourages resales of the shares.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may occur on the NYSE or otherwise. If these transactions are commenced, they may be discontinued without notice at any time.

                                 LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by our counsel, Shack & Siegel, P.C., New York, New York. As of July 16, 1999, shareholders of Shack & Siegel, P.C. hold a total of 7,585 shares of our common stock and options to purchase 30,000 shares of our common stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

                                    EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 30, 1998, as set forth in their report, which is incorporated in this prospectus by reference. We have incorporated our consolidated financial statements by reference in this prospectus in reliance on their report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the Securities and
Exchange Commission in connection with this offering (File No. 333-      ). In
addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may also call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site found at "www.sec.gov" and can be inspected at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of WMS, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

In addition, the SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC will update and supersede this information.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is terminated:

  - Our annual report on Form 10-K for the year ended June 30, 1998, including exhibits.

  - Our quarterly reports on Form 10-Q for the fiscal quarters ended September 30, 1998, December 31, 1998 and March 31, 1999.

  - The description of our common stock and accompanying rights contained in our registration statements on Form 8-A filed on January 21, 1982 and March 25, 1998.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference in this prospectus. You may request copies of this information, and we will provide it at no cost, by writing or telephoning us at:

    WMS Industries Inc.
    3401 North California Avenue
    Chicago, IL 60618
    Attention: Vice President -- Finance.
    Telephone: (773) 961-1111

                              WMS INDUSTRIES INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- UNAUDITED
Condensed Consolidated Statements of Income for the nine
  months ended March 31, 1999 and 1998......................   F-2
Condensed Consolidated Balance Sheets as of March 31, 1999
  and June 30, 1998.........................................   F-3
Condensed Consolidated Statements of Cash Flows for the nine
  months ended March 31, 1999 and 1998......................   F-4
Notes to Condensed Consolidated Financial Statements........   F-5
ANNUAL CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors..............................   F-6
Consolidated Balance Sheets as of June 30, 1998 and 1997....   F-7
Consolidated Statements of Income for the years ended June
  30, 1998, 1997 and 1996...................................   F-8
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended June 30, 1998, 1997 and 1996..........   F-9
Consolidated Statements of Cash Flows for the years ended
  June 30, 1998, 1997 and 1996..............................  F-10
Notes to Consolidated Financial Statements..................  F-11

                              WMS INDUSTRIES INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                NINE MONTHS ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                1999         1998
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
                                                                   (UNAUDITED)
Revenues....................................................  $114,744     $ 63,943
Costs and expenses
  Cost of sales.............................................    84,825       48,518
  Research and development..................................    10,127        9,410
  Selling and administrative................................    23,118       21,399
  Adjustment to common stock options........................     1,140       59,890
                                                              --------     --------
Total costs and expenses....................................   119,210      139,217
                                                              --------     --------
Operating loss..............................................    (4,466)     (75,274)
Interest and other income and expense, net..................     2,785        2,605
                                                              --------     --------
Loss from continuing operations before income taxes.........    (1,681)     (72,669)
Credit for income taxes.....................................       639       24,828
                                                              --------     --------
Loss from continuing operations.............................    (1,042)     (47,841)
Income from discontinued operations -- video games segment,
  net.......................................................        --       26,746
                                                              --------     --------
Net loss....................................................  $ (1,042)    $(21,095)
                                                              ========     ========
Earnings per share of common stock -- basic and diluted
  Loss from continuing operations...........................  $  (0.04)    $  (1.84)
                                                              --------     --------
  Net loss..................................................  $  (0.04)    $  (0.81)
                                                              --------     --------
Average number of shares outstanding........................    29,020       25,948
                                                              --------     --------

           See notes to condensed consolidated financial statements.

                              WMS INDUSTRIES INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                 MARCH 31,      JUNE 30,
                                                                   1999           1998
                                                                -----------    ----------
                                                                (IN THOUSANDS OF DOLLARS)
                                                                       (UNAUDITED)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................      $ 41,190      $ 36,943
Short-term investments......................................        22,900        26,000
                                                                  --------      --------
                                                                    64,090        62,943
Receivables, net of allowances of $3,017 and $2,397.........        40,490        30,432
Inventories, at lower of cost (Fifo) or market:
  Raw materials and work in progress........................        21,739        17,523
  Finished goods............................................        19,014        22,097
                                                                  --------      --------
                                                                    40,753        39,260
Income tax receivable.......................................         3,889        10,114
Deferred income taxes.......................................        17,910        18,155
Other current assets........................................           330           769
                                                                  --------      --------
     Total current assets...................................       167,462       162,033
Property, plant and equipment...............................        63,214        57,327
Less: accumulated depreciation..............................       (27,494)      (24,720)
                                                                  --------      --------
                                                                    35,720        32,607
Other assets................................................        22,324        12,882
                                                                  --------      --------
                                                                  $225,506      $207,522
                                                                  ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................      $ 19,997      $  7,818
Accrued compensation and related benefits...................         4,704         3,020
Accrued liability related to WMS Gaming Inc. patent
  litigation................................................        34,709        35,372
Other accrued liabilities...................................         3,841         3,757
                                                                  --------      --------
     Total current liabilities..............................        63,251        49,967
Deferred income taxes.......................................           869           869
Other noncurrent liabilities................................         1,396         1,395
STOCKHOLDERS' EQUITY:
Preferred stock (5,000,000 shares authorized, none
  issued)...................................................            --            --
Common stock (30,137,695 and 28,032,766 shares issued)......        15,069        14,016
Additional paid-in capital..................................       175,340       170,418
Retained earnings (deficit).................................       (30,037)      (28,995)
                                                                  --------      --------
                                                                   160,372       155,439
Treasury stock, at cost (77,312 and 52,312 shares)..........          (382)         (148)
                                                                  --------      --------
     Total stockholders' equity.............................       159,990       155,291
                                                                  --------      --------
                                                                  $225,506      $207,522
                                                                  ========      ========

           See notes to condensed consolidated financial statements.

                              WMS INDUSTRIES INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               NINE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                               1999        1998
                                                              -------    --------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net loss....................................................  $(1,042)   $(21,095)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Income from discontinued operations -- video games
     segment, net...........................................       --     (26,746)
  Depreciation and amortization.............................    5,415       4,456
  Receivables provision.....................................      733         611
  WMS common stock issued in common stock option
     adjustment.............................................       --      14,975
  Common stock option adjustment accrual....................       --      44,836
  Deferred income taxes.....................................      245         502
  Tax benefit from exercise of common stock options.........       75       2,174
  Decrease resulting from changes in operating assets and
     liabilities............................................   (4,934)    (18,450)
                                                              -------    --------
Net cash provided by operating activities...................      492       1,263

INVESTING ACTIVITIES
Purchase of property, plant and equipment...................   (6,264)     (3,591)
Net change in short-term investments........................    3,100      41,400
                                                              -------    --------
Net cash provided (used) by investing activities............   (3,164)     37,809

FINANCING ACTIVITIES
Cash received on exercise of common stock options...........    6,919      14,089
Redemption of long-term debt................................       --        (178)
                                                              -------    --------
Net cash provided by financing activities...................    6,919      13,911

DISCONTINUED OPERATIONS
Payment of transaction cost -- video games segment..........       --        (168)
                                                              -------    --------
Net cash (used) by discontinued operations..................       --        (168)
                                                              -------    --------
Increase in cash and cash equivalents.......................    4,247      52,815
Cash and cash equivalents at beginning of period............   36,943       1,853
                                                              -------    --------
Cash and cash equivalents at end of period..................  $41,190    $ 54,668
                                                              =======    ========

           See notes to condensed consolidated financial statements.

                              WMS INDUSTRIES INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  FINANCIAL STATEMENTS

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Due to the seasonality of the Company's businesses, operating results for the nine months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 1999. For further information, refer to the consolidated financial statements and footnotes beginning on page F-6.

2.  DISCONTINUED OPERATIONS

On August 11, 1997 the Company announced a planned spin-off of its 86.8% interest in Midway Games Inc. Midway Games Inc.'s operations entirely comprised the video game business segment. That spin-off was completed on April 6, 1998. Accordingly, the results of operations for the nine months ended March 31, 1998 of the video game segment has been reflected as discontinued operations in the condensed consolidated statements of income and cash flows.

3.  LITIGATION

For information regarding litigation, see "Legal Proceedings" beginning on page 27.

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors
  WMS Industries Inc.

We have audited the accompanying consolidated balance sheets of WMS Industries Inc. and subsidiaries as of June 30, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WMS Industries Inc. and subsidiaries at June 30, 1998 and 1997, and the consolidated results of their operations and cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Chicago, Illinois
August 17, 1998

                              WMS INDUSTRIES INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                       JUNE 30,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
                                                              (IN THOUSANDS OF DOLLARS)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................   $ 36,943       $  1,853
Short-term investments......................................     26,000         70,000
                                                               --------       --------
                                                                 62,943         71,853
Receivables, net of allowances of $2,397 in 1998 and $5,439
  in 1997...................................................     30,432         27,275
Income tax receivable.......................................     10,114             --
Inventories
  Raw materials and work in progress........................     17,523         22,087
  Finished goods............................................     22,097         11,502
                                                               --------       --------
                                                                 39,620         33,589
Deferred income taxes.......................................     18,155         21,013
Other current assets........................................        769          1,259
                                                               --------       --------
     Total current assets...................................    162,033        154,989
Investment in marketable equity securities..................         --         15,000
Property, plant and equipment, net..........................     32,607         30,744
Net assets of discontinued operations -- video games
  segment...................................................         --         90,713
Other assets................................................     12,882         15,469
                                                               --------       --------
     Total assets...........................................   $207,522       $306,915
                                                               ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................   $  7,818       $  5,920
Accrued compensation and related benefits...................      3,020          3,223
Accrued discontinuance costs................................         --          1,650
Accrued liability related to WMS Gaming Inc. patent
  litigation................................................     35,372         37,208
Other accrued liabilities...................................      3,757          3,078
                                                               --------       --------
     Total current liabilities..............................     49,967         51,079
Long-term debt..............................................         --         57,500
Deferred income taxes.......................................        869            629
Other noncurrent............................................      1,395          1,707
STOCKHOLDERS' EQUITY:
Preferred stock (5,000,000 shares authorized, none
  issued)...................................................         --             --
Common stock (issued 28,032,766 shares in 1998 and
  24,270,166 shares in 1997)................................     14,016         12,135
Additional paid-in capital..................................    170,418         84,673
Retained earnings (deficit).................................    (28,995)       112,098
                                                               --------       --------
                                                                155,439        208,906
Treasury stock, at cost (52,312 shares in 1998 and 1997)....       (148)          (148)
Unrealized loss on noncurrent marketable equity
  securities................................................         --        (12,758)
                                                               --------       --------
     Total stockholders' equity.............................    155,291        196,000
                                                               --------       --------
     Total liabilities and stockholders' equity.............   $207,522       $306,915
                                                               ========       ========

                See notes to consolidated financial statements.

                              WMS INDUSTRIES INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                       YEARS ENDED JUNE 30,
                                                             -----------------------------------------
                                                                1998           1997           1996
                                                             -----------    -----------    -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues...................................................   $ 98,990       $ 76,596       $ 93,202
Cost and expenses
  Cost of sales (including restructuring charges of $3,422
     in 1996)..............................................     76,971         60,146         88,202
  Research and development.................................     12,908         12,882         13,436
  Selling and administrative...............................     27,885         20,959         21,271
  Adjustment to common stock options.......................     59,890             --             --
  Provisions related to WMS Gaming Inc. patent
     litigation............................................         --         61,925             --
                                                              --------       --------       --------
Total costs and expenses...................................    177,654        155,912        122,909
                                                              --------       --------       --------
Operating loss.............................................    (78,664)       (79,316)       (29,707)
Interest and other income..................................      4,410          5,661          3,705
Interest expense...........................................         --         (3,443)        (3,306)
                                                              --------       --------       --------
Loss from continuing operations before income taxes........    (74,254)       (77,098)       (29,308)
Credit for income taxes....................................     25,430         30,301         11,556
                                                              --------       --------       --------
Loss from continuing operations............................    (48,824)       (46,797)       (17,752)
Discontinued operations, net of applicable income taxes:
  Video games segment
     Income from discontinued operations...................     28,302         34,813         25,229
     Extraordinary gain on early extinguishment of debt....         --          2,641             --
     Costs related to discontinuance, net..................     (1,556)        (1,650)            --
     Gain on initial public offering of subsidiary.........         --         47,771             --
  Hotel and casino segments
     Income from discontinued operations...................         --          4,742          2,953
     Costs related to discontinuance.......................         --           (825)        (5,891)
                                                              --------       --------       --------
Net income (loss)..........................................   $(22,078)      $ 40,695       $  4,539
                                                              ========       ========       ========
Basic and diluted per share of common stock:
  Loss from continuing operations..........................   $  (1.85)      $  (1.92)      $  (0.74)
                                                              --------       --------       --------
  Net income (loss)........................................   $  (0.84)      $   1.67       $   0.19
                                                              --------       --------       --------
Average number of shares outstanding.......................     26,446         24,334         24,122
                                                              --------       --------       --------

                See notes to consolidated financial statements.

                              WMS INDUSTRIES INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                   ADDITIONAL   RETAINED    TREASURY   UNREALIZED       TOTAL
                                         COMMON     PAID-IN     EARNINGS     STOCK,     HOLDING     STOCKHOLDERS'
                                          STOCK     CAPITAL     (DEFICIT)   AT COST       LOSS         EQUITY
                                         -------   ----------   ---------   --------   ----------   -------------
                                                                (IN THOUSANDS OF DOLLARS)
Balance as of June 30, 1995............  $12,083    $ 81,851    $ 119,367    $(159)     $ (4,571)     $ 208,571
Net income for the year ended June 30,
  1996.................................       --          --        4,539       --            --          4,539
Issuance of 34,450 shares of common
  stock through exercise of options....       17         410           --       --            --            427
Issuance of 4,000 treasury shares
  through the treasury share bonus
  plan.................................       --          89           --       11            --            100
Increase in unrealized holding loss on
  noncurrent investment in marketable
  equity securities....................       --          --           --       --        (3,750)        (3,750)
Tax benefit from exercise of common
  stock options........................       --         146           --       --            --            146
                                         -------    --------    ---------    -----      --------      ---------
Balance as of June 30, 1996............   12,100      82,496      123,906     (148)       (8,321)       210,033
Net income for the year ended June 30,
  1997.................................       --          --       40,695       --            --         40,695
Issuance of 70,104 shares of common
  stock through exercise of options....       35       1,325           --       --            --          1,360
Increase in unrealized holding loss on
  noncurrent investment in marketable
  equity securities....................       --          --           --       --        (4,437)        (4,437)
Tax benefit from exercise of common
  stock options........................       --         147           --       --            --            147
Adjustment to common stock options for
  distribution of subsidiary...........       --         705           --       --            --            705
Distribution of subsidiary as a
  tax-free dividend....................       --          --      (52,503)      --            --        (52,503)
                                         -------    --------    ---------    -----      --------      ---------
Balance as of June 30, 1997............   12,135      84,673      112,098     (148)      (12,758)       196,000
Net loss for the year ended June 30,
  1998.................................       --          --      (22,078)      --            --        (22,078)
Issuance of 758,385 shares of common
  stock through exercise of stock
  options..............................      379      13,954           --       --            --         14,333
Issuance of 2,488,855 shares of common
  stock in conversion of subordinated
  debentures...........................    1,244      55,090           --       --            --         56,334
Issuance of 515,360 shares of common
  stock relating to adjustment of
  common stock options.................      258      14,717           --       --            --         14,975
Decrease in unrealized loss on
  noncurrent investment in marketable
  equity securities....................       --          --           --       --        12,758         12,758
Tax benefit from exercise of common
  stock options........................       --       1,984           --       --            --          1,984
Distribution of subsidiary as a
  tax-free dividend....................       --          --     (119,015)      --            --       (119,015)
                                         -------    --------    ---------    -----      --------      ---------
Balance as of June 30, 1998............  $14,016    $170,418    $ (28,995)   $(148)     $     --      $ 155,291
                                         =======    ========    =========    =====      ========      =========

                See notes to consolidated financial statements.

                              WMS INDUSTRIES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEARS ENDED JUNE 30,
                                                              --------------------------------
                                                                1998        1997        1996
                                                              --------    --------    --------
                                                                       (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)...........................................  $(22,078)   $ 40,695    $  4,539
Adjustments to reconcile net income (loss) to net cash used
  by operating activities:
  Income from discontinued operations -- video games
     segment................................................   (28,302)    (37,454)    (25,229)
  Income from discontinued operations -- gain on initial
     public offering of subsidiary -- video games segment...        --     (47,771)         --
  Income from discontinued operations -- hotel and casino
     segments...............................................        --      (4,742)     (2,953)
  Costs related to discontinuance...........................     1,556       2,475       5,891
  Gain on sale of marketable equity securities..............      (859)         --          --
  Depreciation and amortization.............................     5,642       6,279       4,741
  Receivables provision.....................................       581         335         432
  WMS common stock issued in common stock option
     adjustment.............................................    14,975          --          --
  Provisions related to Gaming patent litigation............        --      60,875          --
  Deferred income taxes.....................................     3,098     (21,247)        286
  Stock option compensation expense.........................        --         705          --
  Tax benefit from exercise of common stock options.........     1,984         147         146
  Increase (decrease) resulting from changes in operating
     assets and liabilities
     Receivables............................................    (3,738)     (4,505)    (12,044)
     Income tax receivable..................................   (10,114)         --          --
     Inventories............................................    (6,031)    (12,207)    (14,115)
     Other current assets...................................       490       3,972      (4,432)
     Accounts payable and accruals..........................     2,369      (2,608)     (7,394)
     Current income taxes payable...........................        --          --      (5,246)
     Other assets and liabilities not reflected elsewhere...      (763)       (527)     (5,471)
                                                              --------    --------    --------
Net cash used by operating activities.......................   (41,190)    (15,578)    (60,849)
INVESTING ACTIVITIES
Purchase of property, plant and equipment...................    (6,192)     (3,471)     (8,353)
Net change in short-term investments........................    44,000     (42,891)     20,754
Proceeds from sale of marketable equity securities..........    28,617          --          --
                                                              --------    --------    --------
Net cash provided (used) by investing activities............    66,425     (46,362)     12,401
FINANCING ACTIVITIES
Cash received on exercise of stock options..................    14,333       1,360         427
Redemption of long-term debt................................      (178)         --          --
                                                              --------    --------    --------
Net cash provided by financing activities...................    14,155       1,360         427
DISCONTINUED OPERATIONS
Net transfer from discontinued operations and payment of
  transaction costs in 1998 -- video games segment..........    (4,300)     50,000      19,493
Net transfer from (to) discontinued operations and payment
  of transaction costs -- hotel and casino segments.........        --     (11,918)     10,542
                                                              --------    --------    --------
Net cash (used) provided by discontinued operations.........    (4,300)     38,082      30,035
                                                              --------    --------    --------
Increase (decrease) in cash and cash equivalents............    35,090     (22,498)    (17,986)
Cash and cash equivalents at beginning of year..............     1,853      24,351      42,337
                                                              --------    --------    --------
Cash and cash equivalents at end of year....................  $ 36,943    $  1,853    $ 24,351
                                                              ========    ========    ========

                See notes to consolidated financial statements.

                              WMS INDUSTRIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  BUSINESS OVERVIEW

WMS Industries Inc. ("WMS") operates in three business segments: the gaming segment which is engaged in the design, manufacture and sale of slot machines (video and reel type), video lottery terminals and other gaming devices; the pinball, novelty and cabinets segment which is engaged in the design, manufacture and sale of coin-operated pinball and novelty games and cabinets; and the contract manufacturing segment which continues to manufacture under a contract the coin-operated video games designed and sold by Midway Games Inc. ("Midway"). The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Such preparation requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

On April 6, 1998, WMS completed the spin-off, originally announced on August 11, 1997, of its 86.8% ownership interest in Midway consisting of 33,400,000 shares of Midway common stock, to the WMS stockholders. The activities of Midway, which was the video game segment of WMS, were included as discontinued operations at June 30, 1997.

On April 22, 1997, WMS completed the spin-off, originally announced on June 26, 1996, of 100% of WMS' Puerto Rico based hotel, casino and hotel management business, WHG Resorts & Casinos Inc. ("WHG Resorts & Casinos"), to the WMS stockholders. Its activities were included as discontinued operations at June 30, 1996.

NOTE 2:  PRINCIPAL ACCOUNTING POLICIES

  Consolidation Policy

The consolidated financial statements include the accounts of WMS and its majority-owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated. Certain prior year balances have been reclassified to conform with the current year presentation.

  Cash Equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

  Inventories

Inventories are valued at the lower of cost (determined by the first-in, first-out method) or market.

  Property, Plant and Equipment

Property, plant and equipment are stated at cost and depreciated by the straight-line method over their estimated useful lives.

  Advertising Expense

The cost of advertising is charged to earnings as incurred and for fiscal 1998, 1997 and 1996 was $633,000, $590,000 and $987,000, respectively.

  Recent Accounting Pronouncements

In December 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". SFAS No. 128 requires dual presentation of basic earnings per share

                              WMS INDUSTRIES INC.

("EPS") and diluted EPS on the face of all statements of earnings for all public companies with complex capital structures. SFAS No. 128 also requires restatement of all prior period statements of earnings using the dual presentation of basic and diluted EPS. Basic EPS is computed by dividing income by the weighted average number of shares outstanding for the period. Diluted EPS reflects, on a pro forma basis, earnings per share for the period assuming the exercise or conversion of all securities which are exercisable or convertible into common stock and which would either dilute or not affect basic EPS.

Dilutive securities would have included common stock options and convertible subordinated debentures, which were redeemed during the four months ended October 31, 1997 (see Note 8). In accordance with SFAS No. 128, the incremental shares from these dilutive securities were not included in the denominator of the diluted earnings per share calculation since there was a loss from continuing operations in the periods. The WMS loss from continuing operations in fiscal 1997 previously reported fully diluted EPS. Under SFAS No. 128, the fiscal 1997 loss from continuing operations and net income was restated to $(1.92) and $1.67, respectively, from fully diluted EPS calculated using the prior method of $(1.65) and $1.58, respectively.

SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" generally requires that companies report segment information for operating segments which are revenue producing components and for which separate financial information is produced and used internally. The Company plans to adopt SFAS No. 131 for the June 30, 1999 fiscal year, but has not yet completed its analysis of the impact of this statement on the financial statements.

NOTE 3:  DISCONTINUED OPERATIONS

As discussed in Note 1, on April 6, 1998, the Company completed a spin-off of its 86.8% interest in Midway. Accordingly, the financial position, results of operations and cash flows of Midway have been reported as discontinued operations in the consolidated financial statements. Net assets of the video games segment of $119,015,000 at the time of spin-off were included as a reduction of retained earnings from the tax-free dividend.

In conjunction with the Midway spin-off, at the request of the Board of Directors, on April 6, 1998 Neil D. Nicastro resigned as President, Chief Executive Officer and Chief Operating Officer of WMS to devote his full time to Midway as Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer. Neil D. Nicastro agreed to the early termination and full settlement of his employment agreement with WMS pursuant to which, in lieu of all future payments of base salary, bonus, retirement and death benefits, he received a payment of $2,500,000 and a 10 year option to purchase 250,000 shares of the Company's common stock. The payment less income tax benefit of $861,000 and amounts previously accrued under his employment agreement are included in discontinuance costs in fiscal 1998. Other discontinuance costs of $150,000 were accrued in connection with the Midway spin-off in addition to the $1,650,000 accrued June 30, 1997.

                              WMS INDUSTRIES INC.

The condensed balance sheet for Midway at June 30, 1997 is as follows:

                                                                   1997
                                                              --------------
                                                              (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
Cash and short-term investments.............................     $ 61,862
Receivables, net............................................       54,477
Inventories.................................................       27,958
Other current assets........................................       10,108
                                                                 --------
Total current assets........................................      154,405
Property and equipment, net.................................        9,498
Excess of purchase cost over amount assigned to net assets
  acquired, net.............................................       49,150
Other assets................................................        1,265
                                                                 --------
Total assets................................................     $214,318
                                                                 ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable............................................     $ 20,918
Accrued payment on 1994 purchase of Tradewest...............       14,400
Accrued liabilities.........................................       32,777
                                                                 --------
Total current liabilities...................................       68,095
Other noncurrent liabilities................................        5,455
Stockholders' equity........................................      140,768
                                                                 --------
Total liabilities and stockholders' equity..................     $214,318
                                                                 ========

The June 30, 1997 net assets of discontinued operations of the video games segment of $90,713,000 included in the WMS consolidated balance sheet is comprised of the Company's 86.8% ownership interest in Midway stockholders' equity of $140,768,000, or $122,121,000, less $31,408,000 of deferred tax liability on the book to tax difference on the investment in Midway Games Inc.

The condensed income statement for Midway for the nine months ended March 31, 1998 and for the fiscal years ended June 30, 1997 and 1996 is as follows:

                                                       1998        1997        1996
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Revenues...........................................  $293,144    $388,266    $245,423
Cost and expenses..................................   242,850     327,693     204,929
                                                     --------    --------    --------
Operating income...................................    50,294      60,533      40,494
Interest and other income, net.....................     2,326       2,130         271
                                                     --------    --------    --------
Income before tax provision and extraordinary
  credit...........................................    52,620      62,663      40,765
Provision for income taxes.........................   (19,996)    (23,812)    (15,536)
                                                     --------    --------    --------
Income before extraordinary credit.................    32,624      38,851      25,229
Extraordinary gain, net............................        --       3,044          --
                                                     --------    --------    --------
Net income.........................................  $ 32,624    $ 41,895    $ 25,229
                                                     ========    ========    ========

The income from discontinued operations of the video games segment for the nine months ended March 31, 1998 and fiscal 1997 and 1996 shown in the WMS consolidated statements of income is equal

                              WMS INDUSTRIES INC.

to income before extraordinary credit of Midway for each year, except that the nine months ended March 31, 1998 and the fiscal 1997 is reduced by minority interest in income of $4,322,000 and $4,038,000, respectively. The extraordinary gain is reduced by minority interest of $403,000. WMS recognized an after tax gain of $47,771,000 on the Midway initial public offering completed on October 29, 1996.

On April 22, 1997 the Company completed a spin-off of WHG Resorts & Casinos. Accordingly, the results of operations and cash flows of these business segments have been reported as discontinued operations in the consolidated financial statements for fiscal 1997 and 1996. Net assets of the hotel and casino segments of $52,503,000 at the time of spin-off were included as a reduction of retained earnings from the tax-free dividend.

In connection with the spin-off, the Board of Directors of WMS requested Louis
J. Nicastro, and Mr. Nicastro agreed, to become the Chairman of the Board and chief executive officer of WHG Resorts & Casinos and to relinquish his position as co-chief executive officer of WMS. Effective July 1, 1996, Mr. Nicastro also agreed to the early termination and full settlement of his employment agreement pursuant to which, in lieu of all future payments of base salary, bonus, retirement and death benefits, Mr. Nicastro received a lump sum payment of $9,125,000, with interest from July 1, 1996. As of June 30, 1996, $1,940,000 had previously been accrued for future payments under his employment agreement. The amount of the settlement involved present valuing certain future payments. Transaction costs incurred in connection with the spin-off were $825,000 in fiscal 1997 and costs incurred in fiscal 1996 were $5,891,000, including the contract settlement payment as well as estimated transaction costs of $1,500,000. The fiscal 1996 costs are net of a $2,794,000 tax benefit.

Income from discontinued operations includes the results of WHG Resorts & Casinos for the nine months ended March 31, 1997 and for the fiscal year ended June 30, 1996 as follows:

                                                               1997       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Revenues....................................................  $41,206    $68,694
Costs and expenses..........................................   30,384     58,601
                                                              -------    -------
Operating income............................................   10,822     10,093
Interest expense, net.......................................     (846)    (1,859)
                                                              -------    -------
Income before income taxes and minority interests...........    9,976      8,234
Provision for income taxes..................................   (2,302)    (1,645)
Minority interests..........................................   (2,932)    (3,636)
                                                              -------    -------
Income from discontinued operations.........................  $ 4,742    $ 2,953
                                                              =======    =======

NOTE 4:  PINBALL BUSINESS DOWNSIZING

As a result of the softness of the worldwide coin-operated pinball games market, on June 27, 1996, the Board of Directors authorized the downsizing of the pinball business including the pinball design and manufacturing operations. The Company incurred restructuring charges of $3,422,000 ($2,091,000 after tax) for employee severance and inventory provisions. The costs are included as cost of sales in the June 30, 1996 consolidated statement of income.

                              WMS INDUSTRIES INC.

NOTE 5:  INVESTMENTS IN SECURITIES

All investments are designated as available-for-sale and are recorded at market value with the holding gain or loss reflected in stockholders' equity. A summary of securities held at June 30 were as follows:

                                                                    GROSS
                                                                  UNREALIZED    MARKET
                                                        COST         LOSS        VALUE
                                                       -------    ----------    -------
                                                                (IN THOUSANDS)
1998
Securities included as part of cash equivalents......  $ 9,407     $    --      $ 9,407
Short-term investments...............................   26,000          --       26,000

1997
Securities included as part of cash equivalents......  $    54     $    --      $    54
Short-term investments...............................   70,000          --       70,000
Marketable equity securities noncurrent..............   27,758      12,758       15,000

Short-term investments consist principally of money market preferred stocks that generally have no fixed maturity dates but have dividend reset dates every 49 days or less.

NOTE 6:  PROPERTY, PLANT AND EQUIPMENT

At June 30 net property, plant and equipment were:

                                                           1998        1997
                                                         --------    --------
                                                            (IN THOUSANDS)
Land...................................................  $  3,481    $  3,481
Buildings and improvements.............................    25,113      21,866
Machinery and equipment................................    26,626      24,490
Furniture and fixtures.................................     2,107       2,005
                                                         --------    --------
                                                           57,327      51,842
Less accumulated depreciation..........................   (24,720)    (21,098)
                                                         --------    --------
Net property, plant and equipment......................  $ 32,607    $ 30,744
                                                         ========    ========

NOTE 7:  INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income taxes. Deferred tax assets also include the future tax benefit from unrealized capital losses.

                              WMS INDUSTRIES INC.

Significant components of the Company's deferred tax assets and liabilities at June 30 were:

                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Deferred tax assets resulting from
  Unrealized capital loss...................................  $    --    $ 5,382
  Inventory valuation.......................................    2,335      1,444
  Accrued items not currently deductible....................      989      1,240
  Accruals relating to Gaming litigation....................   18,275     22,892
  Other.....................................................       --        192
                                                              -------    -------
  Total deferred tax assets.................................   21,599     31,150
Valuation allowance for unrealized capital loss.............       --     (5,382)
                                                              -------    -------
Net deferred tax assets.....................................   21,599     25,768
Deferred tax liabilities resulting from
  Tax over book depreciation................................      924      1,091
  Federal tax on deferred state tax.........................    1,682      1,460
  Other.....................................................    1,707      2,833
                                                              -------    -------
  Total deferred tax liabilities............................    4,313      5,384
                                                              -------    -------
Net deferred tax assets.....................................  $17,286    $20,384
                                                              =======    =======

Significant components of the provision (credit) for income taxes for the years ended June 30, 1998, 1997 and 1996 were:

                                                       1998        1997        1996
                                                     --------    --------    --------
                                                              (IN THOUSANDS)
Current
  Federal..........................................  $(26,753)   $ (7,754)   $(10,106)
  State............................................    (3,759)     (1,447)     (1,882)
                                                     --------    --------    --------
     Total current.................................   (30,512)     (9,201)    (11,988)
Deferred
  Federal..........................................     2,679     (17,297)        327
  State............................................       419      (3,950)        (41)
                                                     --------    --------    --------
     Total deferred................................     3,098     (21,247)        286
Provision for tax benefits resulting from stock
  options..........................................     1,984         147         146
                                                     --------    --------    --------
Credit for income taxes on continuing operations...   (25,430)    (30,301)    (11,556)
Provision for income taxes on discontinued
  operations extraordinary gain....................        --       2,001          --
Provision for income taxes on discontinued
  operations.......................................    19,135      57,522      14,386
                                                     --------    --------    --------
Income tax (credit) provision, net.................  $ (6,295)   $ 29,222    $  2,830
                                                     ========    ========    ========

                              WMS INDUSTRIES INC.

The credit for income taxes on continuing operations differs from the amount computed using the statutory federal income tax rate as follows:

                                                              1998    1997    1996
                                                              ----    ----    ----
Statutory federal income tax rate...........................  35.0%   35.0%   35.0%
State income taxes, net of federal effect...................   2.7     4.6     4.3
Option adjustment cost not deductible.......................  (3.5)     --      --
Other, net..................................................    --    (0.3)    0.1
                                                              ----    ----    ----
                                                              34.2%   39.3%   39.4%
                                                              ====    ====    ====

NOTE 8:  LONG-TERM DEBT

During fiscal 1998, as a result of a call for redemption on September 22, 1997 of 33% of the $57,500,000 in outstanding debentures and a call for redemption on October 29, 1997 of the remaining outstanding debentures, debentures with an aggregate principal amount of $57,322,000 were converted into 2,488,855 shares of WMS common stock and $178,000 of such debentures were redeemed. The amount of interest paid during fiscal 1997 and 1996 was $3,443,000 and $3,306,000, respectively.

NOTE 9:  STOCKHOLDERS' EQUITY

Authorized common stock of the Company consists of 100,000,000 shares of $.50 par value. At June 30, 1998, 5,394,765 shares of common stock were reserved for possible issuance for stock option plans. Additionally, there are 5,000,000 shares of $.50 par value preferred stock authorized. The preferred stock is issuable in series, and the relative rights and preferences and the number of shares in each series are to be established by the Board of Directors.

At the date of the Midway spin-off the WMS Rights Agreement became effective. Under the Rights Agreement, each share of WMS common stock has an accompanying Right to purchase, under certain conditions, one one-hundredth of a share of the Company's Series A Preferred Stock at an exercise price of $100, permitting each holder to receive $200 worth of the Company's common stock valued at the then current market price. The Rights are redeemable by the Company at $.01 per Right, subject to certain conditions, at any time and expire in 2007. The Rights are intended to assure fair shareholder treatment in any attempted takeover of the Company and to guard against abusive takeover tactics.

NOTE 10:  COMMON STOCK PLANS

Under the stock option plans the Company may grant both incentive stock options and nonqualified options on shares of common stock through the year 2008. Options may be granted to employees and under certain conditions to non-employee directors and consultants. The stock option committee has the authority to fix the terms and conditions upon which each employee option is granted, but in no event shall the term exceed ten years or generally be granted at less than 100% of the fair market value of the stock at the date of grant.

On September 30, 1997, the Company entered into an agreement with each of the holders of all of the common stock options then outstanding, which were exercisable into 4,089,011 shares of WMS common stock, regarding option adjustment in connection with the Midway spin-off. Each option holder agreed not to exercise their stock option through the date of the Midway spin-off (see Note
1).

On the spin-off record date of March 31, 1998, the Company recorded a pre-tax charge of $59,890,000 for the adjustment to stock options, pursuant to the anti-dilution provision of the Company's stock option plans, to compensate the holders for the lost opportunity value represented by the shares of Midway distributed in the spin-off which option holders did not participate in. Of that amount, cash payments on April 6, 1998 totaled $35,001,000, and 515,360 pre spin-off shares of WMS common stock were issued

                              WMS INDUSTRIES INC.

valued at $14,974,000. An additional $4,179,000 was paid in the fourth quarter of fiscal 1998 and $779,000 was accrued for the Company's portion of payroll tax. Expense related to the adjustment of stock options not vested in the current fiscal year will be recorded and paid in future years consistent with the options' vesting schedule. At June 30, 1998, the maximum additional future pre-tax expense related to non-vested stock options is $7,253,000 plus interest.

At the request of the Board of Directors, in lieu of receiving from the Company the adjustment to stock option payment, Louis J. Nicastro, Chairman of the Board, exercised all of his 629,554 WMS common stock options and sold the shares of common stock on March 19, 1998. The cash received by the Company of $13,437,000 from exercise of these options was then available for the stock option adjustment payments. Louis J. Nicastro received $4,957,000 from the Company as compensation for the difference between what the Company would have paid him for his stock option adjustment and the net he received from exercise and sale.

The Company accounts for stock options for purposes of determining net income in accordance with APB No. 25. During fiscal 1997, $705,000 was recognized as stock option compensation in connection with the modification by the Board of Directors of the outstanding stock option terms because of the spin-off of the Company's hotel and casino segments.

A summary of the status of the Company's stock option plans for the three years ended June 30, 1998 was as follows:

                                                                           WEIGHTED
                                                              SHARES       AVERAGE
                                                              (000)     EXERCISE PRICE
                                                              ------    --------------
Outstanding at June 30, 1995................................  3,058         $24.44
  Granted...................................................    156          22.31
  Exercised.................................................    (34)         12.39
  Forfeited.................................................    (24)         20.50
                                                              -----
Outstanding at June 30, 1996................................  3,156          24.50
  Granted...................................................    215          23.62
  Exercised.................................................    (53)         20.48
  Forfeited.................................................    (50)         21.63
                                                              -----
Outstanding at modification date (4/22/97)..................  3,268          24.54
                                                              -----
Activity after 4/22/97 modification:
  Outstanding as modified...................................  4,114          19.49
  Granted...................................................     25          20.25
  Exercised.................................................    (17)         16.07
                                                              -----
Outstanding at June 30, 1997................................  4,122          19.51
Exercised...................................................   (663)         21.22
                                                              -----
Outstanding at modification date (4/6/98)...................  3,459          19.18
                                                              -----
Activity after 4/6/98 modification:
  Outstanding as modified...................................  3,459           3.16
  Granted...................................................  1,041           5.16
  Exercised.................................................    (94)          2.57
                                                              -----
Outstanding at June 30, 1998................................  4,406           3.65
                                                              =====

The weighted average remaining contractual life of outstanding options on June 30, 1998 was 6.7 years. At June 30, 1998, 3,799,000 options with a weighted average exercise price of $3.66 per share were

                              WMS INDUSTRIES INC.

exercisable, outstanding options have exercise prices that range from $2.26 to $5.44 and 989,000 shares were available for future grants under the plans. At June 30, 1997, 3,506,000 options with a weighted average exercise price of $19.70 per share were exercisable, outstanding options had exercise prices that ranged from $13.70 to $21.34.

On April 6, 1998, the Board of Directors reduced the exercise price of each option by approximately 83.5% to reflect the initial post Midway spin-off trading price of WMS common stock. This modification did not result in any additional pro forma compensation expense.

On April 22, 1997, the Board of Directors increased the number of outstanding stock options by approximately 26% for each option holder and reduced the exercise price of each option by approximately 20% to reflect the dilution to the outstanding stock options for the distribution of WHG Resorts & Casinos Inc. to the shareholders of WMS.

The Company has a Treasury Share Bonus Plan for key employees covering all the shares of common stock held in the treasury. The vesting and other terms of the awards are flexible. No awards of treasury stock were outstanding at June 30, 1998 and 1997.

SFAS No. 123 regarding stock option plans permits the use of APB 25 but requires the inclusion of certain pro forma disclosures in the footnotes. Pro forma net income (loss) and net income (loss) per share adjusted for the pro forma expense provisions of SFAS 123 were:

                                                  1998           1997           1996
                                              ------------    -----------    ----------
Pro forma net income (loss).................  $(25,850,000)   $28,367,000    $4,398,000
Pro forma basic and diluted net income
  (loss) per share..........................  $      (0.98)   $      1.17    $     0.18

The fiscal 1997 pro forma net income includes an after tax charge of $7,985,000 relating to the modification of options because of the spin-off of the hotel and casino segments. The fiscal 1998 and 1997 pro forma net income includes an after tax charge of $1,747,000 and $4,343,000 respectively, for the granting of Midway options.

The pro forma fair value of each option grant, and in 1997 the modification, is estimated on the date of grant or modification using the Black-Scholes option pricing model with the following weighted average assumptions used for modifications and grants in fiscal 1998, 1997 and 1996: dividend yield 0% for all three years, expected volatility of .37 for all three years; risk free interest rates of 5.65% in 1998 and 6.1% for 1997 and 1996 and expected life of the options of six years for 1998 and three years for 1997 and 1996. The weighted average pro forma fair value, using the Black-Scholes assumptions noted above, of the options granted during fiscal 1998 and 1997 was $2.36 and $5.33, respectively.

NOTE 11: CONCENTRATION OF CREDIT AND MARKET RISK AND FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

Financial instruments which potentially subject the Company to concentrations of credit and market risk consist primarily of cash equivalents, short-term investments and trade notes and accounts receivable. By policy, the Company places its cash equivalents and short-term investments only in high credit quality securities and limits the amounts invested in any one security. At June 30, 1998, 20% of trade accounts receivable are from sale of games to the Company's distributors located primarily throughout the United States and Western Europe and because of the number and geographic distribution, concentration is limited. Foreign sales are typically made in U.S. dollars and typically on the basis of a letter of credit. The accounts and notes receivable from the sale of gaming devices are generally from a large number of customers with no significant concentration other than in Nevada.

                              WMS INDUSTRIES INC.

The amounts reported for cash equivalents and short-term investments are considered to be a reasonable estimate of their fair value.

NOTE 12:  LEASE COMMITMENTS

The Company leases certain of its office facilities and equipment under non-cancelable operating leases with net future lease commitments for minimum rentals at June 30, 1998 as follows:

                                                 (IN THOUSANDS)
1999...........................................      $  956
2000...........................................         577
2001...........................................         291
2002...........................................          35
                                                     ------
                                                     $1,859
                                                     ======

Rent expense for fiscal 1998, 1997 and 1996 was $1,699,000, $1,414,000 and
$1,594,000, respectively.

NOTE 13:  PATENT LITIGATION

The Company's subsidiary, WMS Gaming Inc. ("WGI"), is currently involved in patent infringement litigation with its competitor International Game Technology ("IGT") regarding a certain slot machine component patent. During fiscal 1997, the U.S. District Court for the Northern District of Illinois ruled that WMS Gaming's Model 400 reel spinning slot machine infringed IGT's patent and issued a permanent injunction prohibiting the sale of Model 400 and entered a judgment in favor of IGT and against WGI in the amount of $32,845,000 in the Model 400 slot machine action. The same District Court issued a preliminary injunction prohibiting the sale of WMS Gaming's reel spinning slot machine Model 401. The Model 400 and Model 401 operate differently and each machine is based on separate and distinct methods of operation, each corresponding to separate patents granted by the U.S. Patent and Trademark Office to WGI. WGI has appealed the decisions of the District Court to the U.S. Court of Appeals for the Federal Circuit. However, due to the fact that obtaining a reversal before the Federal Circuit occurs in only a minority of the patent cases it reviews, as of December 31, 1996, management accrued $61,925,000 to provide for the judgment and other costs and losses noted below.

The $61,925,000 loss provision, as adjusted, provides for the judgment award of $32,845,000 and among other things realization of inventory, receivables and legal fees. The major components of the balance of the provision were $6,950,000 for sales returns and uncollectible receivables and $16,300,000 for excess and unusable reel spinning slot machine inventory. Through June 30, 1998, $15,162,000 has been charged to the provisions primarily for uncollectible receivables, inventory and legal fees.

The slot machines component which is the subject of the litigation is only used in reel spinning slot machines and not in video lottery terminals and other video gaming machines. If the Company is unable to obtain a reversal of the District Court judgment and preliminary injunction on appeal, and is unable to develop or acquire non-infringing alternate devices or obtain a license to use the patent, further development of the Company's reel spinning slot machine business may be adversely affected.

NOTE 14:  PENSION PLANS

During fiscal 1992 the Company suspended the defined benefit pension plan that covers salaried employees of the amusement game and gaming businesses and corporate headquarters. During fiscal 1998 the Company suspended the defined benefit pension plan covering certain hourly employees of the gaming business.

                              WMS INDUSTRIES INC.

The suspended defined benefit plans provide pension benefits that are based on a flat monthly rate multiplied by the number of years of service. The Company's funding policy for these plans is to make at least the minimum annual contributions required by ERISA. Plan assets are invested primarily in guaranteed insurance contracts.

The components of net periodic pension cost based on an expected long-term rate of return on plan assets of 9% were:

                                                             1998     1997     1996
                                                             -----    -----    -----
                                                                 (IN THOUSANDS)
Service costs-benefits earned during the year..............  $ 107    $ 185    $ 210
Interest cost on projected obligation......................    372      395      413
Actual return on plan assets...............................   (155)    (185)    (153)
Net amortization of unrecognized net obligation at
  transition and deferrals.................................    (43)     (13)     (60)
                                                             -----    -----    -----
Net periodic pension cost for the year.....................  $ 281    $ 382    $ 410
                                                             =====    =====    =====

The plans' funded status and amounts included in the Company's consolidated balance sheets at June 30 were:

                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Actuarial present value of projected benefit obligation,
  including vested obligations of $4,059 and $4,114,
  respectively..............................................  $(4,441)   $(4,724)
Fair value of plan assets...................................    2,789      3,184
                                                              -------    -------
Funded status...............................................   (1,652)    (1,540)
Unrecognized net obligations being recognized over a
  remaining 5 years.........................................      305        376
Unrecognized net loss.......................................      755        356
Adjustment required to recognize minimum liability..........   (1,031)      (725)
                                                              -------    -------
Accrued pension liability...................................  $(1,623)   $(1,533)
                                                              =======    =======

The discount rate used to determine the actuarial present value of the projected benefit obligation was 7.5% at June 30, 1998 and 1997. Other assets include an intangible asset of $1,031,000 and $725,000 at June 30, 1998 and 1997, respectively, resulting from the adjustment required to recognize the minimum pension liability.

The Company has two defined contribution employee retirement savings plans. These defined contribution plans cover certain hourly and salaried employees of the amusement game and gaming businesses and corporate headquarters. The Company's contributions to these plans are based on employee participation with certain limitations. The Company may change any of the factors which determine the Company's contribution to such plans. A subsidiary is required to make contributions on behalf of unionized employees to defray part of the costs of the multi-employer pension plan established by its labor union. Such contributions are computed using a fixed charge per employee. Contributions to the defined contribution and multi-employer plans for fiscal 1998, 1997 and 1996 were $207,000, $181,000 and $215,000, respectively.

                              WMS INDUSTRIES INC.

NOTE 15:  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Summarized quarterly financial information for fiscal 1998 and 1997 are as follows:

                                             SEPT. 30    DEC. 31    MAR. 31     JUNE 30
                                               1997       1997        1998       1998
                                             --------    -------    --------    -------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Fiscal 1998 Quarters
Revenues...................................  $20,035     $23,397    $ 20,511    $35,047
Gross profit...............................    5,350       5,767       4,308      6,594
Loss from continuing operations............   (2,989)     (1,502)    (43,350)      (983)
Discontinued operations
  Video games segment......................    6,277      15,947       4,522         --
                                             -------     -------    --------    -------
Net income (loss)..........................  $ 3,288     $14,445    $(38,828)   $  (983)
                                             =======     =======    ========    =======
Basic and diluted per share of common
  stock:
  Loss from continuing operations..........  $ (0.12)    $ (0.06)   $  (1.62)   $ (0.04)
                                             -------     -------    --------    -------
  Net income (loss)........................  $  0.13     $  0.54    $  (1.45)   $ (0.04)
                                             -------     -------    --------    -------
  Average number of shares outstanding.....   24,549      26,471      26,843     27,944
                                             -------     -------    --------    -------

The June 30, 1998 quarter includes an after-tax gain of $530,000, $0.02 per share, on the sale of non current marketable securities.

The March 31, 1998 quarter includes an after-tax charge of $39,917,000, $1.49 per share, for the spin-off related adjustment to WMS outstanding common stock options.

                                             SEPT. 30    DEC. 31     MAR. 31    JUNE 30
                                               1996        1996       1997       1997
                                             --------    --------    -------    -------
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Fiscal 1997 Quarters
Revenues...................................  $15,016     $ 18,623    $18,608    $24,349
Gross profit...............................    2,965        4,127      4,551      4,807
Loss from continuing operations............   (2,507)     (39,712)    (2,381)    (2,197)
Discontinued operations
  Video games segment......................    6,077       13,409      5,566     10,752
  Gain on initial public offering of
     subsidiary............................       --       47,771         --         --
  Hotel and casino segments................       --           --      3,917         --
                                             -------     --------    -------    -------
Net income.................................  $ 3,570     $ 21,468    $ 7,102    $ 8,555
                                             =======     ========    =======    =======
Basic and diluted per share of common
  stock:
  Loss from continuing operations..........  $ (0.10)    $  (1.64)   $ (0.10)   $ (0.09)
                                             -------     --------    -------    -------
  Net income...............................  $  0.15     $   0.89    $  0.29    $  0.35
                                             -------     --------    -------    -------
  Average number of shares outstanding.....   24,156       24,193     24,199     24,449
                                             -------     --------    -------    -------

The December 31, 1996 quarter includes an after-tax charge of $37,361,000, $1.54 per share, for a loss provision related to WMS Gaming Inc. patent litigation. (See Note 13).

                              WMS INDUSTRIES INC.

NOTE 16:  INDUSTRY SEGMENTS

                                                               1998        1997        1996
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Revenues
Gaming.....................................................  $ 56,788    $ 33,613    $ 37,523
Pinball, novelty and cabinets..............................    38,251      42,983      55,679
Contract manufacturing.....................................     3,951          --          --
                                                             --------    --------    --------
Total revenues.............................................  $ 98,990    $ 76,596    $ 93,202
                                                             ========    ========    ========
Operating income (loss)
Gaming.....................................................  $ (9,590)   $(12,510)   $ (9,508)
Pinball, novelty and cabinets (including restructuring
  charges of $3,422 in 1996)...............................    (7,761)     (2,997)    (17,093)
Contract manufacturing.....................................       347          --          --
Provisions related to WMS Gaming Inc. patent litigation
  (Note 13)................................................        --     (61,925)         --
Adjustment to common stock options (Note 10)...............   (59,890)         --          --
Unallocated general corporate expenses.....................    (1,770)     (1,884)     (3,106)
                                                             --------    --------    --------
Total operating (loss).....................................   (78,664)    (79,316)    (29,707)
Interest and other income..................................     4,410       5,661       3,705
Interest expense...........................................        --      (3,443)     (3,306)
                                                             --------    --------    --------
Loss from continuing operations before income taxes........  $(74,254)   $(77,098)   $(29,308)
                                                             ========    ========    ========
Identifiable assets
Gaming.....................................................  $ 70,517    $ 53,225    $ 59,803
Pinball, novelty and cabinets..............................    30,855      51,930      53,044
Contract manufacturing.....................................    14,940          --          --
Corporate..................................................    91,210     111,047     134,645
Net assets of discontinued operations -- hotel and casino
  segments.................................................        --          --      42,091
Net assets of discontinued operations -- video games
  segment..................................................        --      90,713       5,488
                                                             --------    --------    --------
Total assets...............................................  $207,522    $306,915    $295,071
                                                             ========    ========    ========
Depreciation of property, plant and equipment
Gaming.....................................................  $    846    $    612    $    360
Pinball, novelty and cabinets..............................     2,967       3,448       3,107
Contract manufacturing.....................................       203          --          --
Corporate..................................................        15          23          31
                                                             --------    --------    --------
Total depreciation of property, plant and equipment........  $  4,031    $  4,083    $  3,498
                                                             ========    ========    ========
Capital expenditures
Gaming.....................................................  $  1,847    $  1,499    $  1,678
Pinball, novelty and cabinets..............................     4,315       1,953       6,658
Contract manufacturing.....................................        --          --          --
Corporate..................................................        30          19          17
                                                             --------    --------    --------
Total capital expenditures.................................  $  6,192    $  3,471    $  8,353
                                                             ========    ========    ========
Export sales (primarily to Western Europe).................  $ 24,364    $ 33,731    $ 41,392
                                                             --------    --------    --------
Sales to major customers...................................  $  7,960    $ 12,099    $ 13,984
                                                             --------    --------    --------

--------------------------------------------------------------------------------

                                   [WMS LOGO]

                              WMS INDUSTRIES INC.

                                3,500,000 SHARES
                                  COMMON STOCK
                          ---------------------------
                                   PROSPECTUS
                          ---------------------------
                                 July   , 1999

                               CIBC WORLD MARKETS

                             PRUDENTIAL SECURITIES

--------------------------------------------------------------------------------
YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table itemizes the expenses payable by the registrant in connection with the registration and issuance of the securities being registered hereunder, excluding underwriting discounts and commission. As indicated below, all amounts shown are estimates except for the Commission and NASD registration fee.

Registration Fee -- Securities and Exchange Commission......  $  17,724.17
NASD Filing Fee.............................................      6,875.60
Accounting Fees and Expenses................................    [40,000.00]
Legal Fees and Expenses.....................................   [200,000.00]
NYSE Listing Fees...........................................    [15,000.00]
Gaming Regulatory Investigation Fees........................    [25,000.00]
Blue Sky Fees and Expenses..................................     [5,000.00]
Printing Expenses...........................................   [150,000.00]
Miscellaneous...............................................    [40,400.23]
                                                              ------------
       Total................................................  $[500,000.00]
                                                              ============

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The registrant's authority to indemnify its officers and directors is governed by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), by its Certificate of Incorporation and bylaws and by indemnification agreements entered into with each of its directors.

Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of a derivative action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the registrant.

The Certificate of Incorporation and bylaws of the registrant provide that it shall, to the fullest extent permitted by Section 145 of the DGCL, (i) indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and (ii) advance expenses related thereto to any and all said persons. The indemnification and advancement of expenses provided for is not considered to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of those person's heirs, executors and administrators. In addition, the Certificate of Incorporation provides for the elimination of personal liability of directors of the registrant to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as amended and supplemented.

The indemnification agreements provide for the indemnification of officers and directors to the fullest extent permitted by the laws of the State of Delaware and obligate the registrant to provide the maximum protection allowed under Delaware law. In addition, these agreements supplement and increase the laws' protection in certain respects.

The Underwriting Agreement between CIBC World Markets Corp. and the registrant filed as Exhibit 1 hereto provides for the indemnification of officers and directors by CIBC World Markets Corp. under certain circumstances.

ITEM 16.  EXHIBITS.

The following exhibits are being furnished with this filing or incorporated by reference in this filing:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   1      Form of Underwriting Agreement.*
   4.1    Specimen certificate of common stock, incorporated by
          reference to Exhibit 4(a) to the registrant's Annual Report on Form 10-K (file no. 1-8300) for the fiscal year ended
          June 30, 1994.
   4.2    Rights Agreement dated as of March 5, 1998 between the
          registrant and The Bank of New York, as Rights Agent,
          incorporated by reference to Exhibit 1 to the registrant's
          Registration Statement on Form 8-A (file no. 1-8300), as
          filed with the Commission on March 25, 1998.
   5      Opinion of Shack & Siegel, P.C., counsel for registrant.
  23.1    Consent of Shack & Siegel, P.C. (contained in the Opinion
          filed as Exhibit 5 hereto).
  23.2    Consent of Ernst & Young LLP.
  24      Power of Attorney (contained on the signature page hereof).
  99.1    Worldwide Merchandising Agreement/License Agreement Summary
          and License Agreement between WMS Gaming Inc., Hasbro, Inc.
          and Hasbro International, Inc. dated as of the first day of
          September, 1997. Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed
          separately with the Commission.
  99.2    Amendment to License Agreement between WMS Gaming Inc.,
          Hasbro, Inc. and Hasbro International, Inc. dated 1998.
          Portions of this exhibit have been omitted pursuant to a
          request for confidential treatment filed separately with the
          Commission.
  99.3    Employment Agreement between Terence M. Dunleavy and the
          registrant dated June 1, 1999.
  99.4    Employment Agreement between Kevin L. Verner and the
          registrant dated June 1, 1999.
  99.5    Letter agreement dated June 15, 1999 amending Sales
          Agreement dated as of April 6, 1998 between Williams
          Electronics Games, Inc. and Midway Games Inc.

---------------
* To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. The undersigned registrant hereby undertakes that: (a) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (b) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 16 day of July, 1999.

                                      WMS INDUSTRIES INC.

                                      By: /s/ LOUIS J. NICASTRO
                                         ---------------------------------------
                                          Louis J. Nicastro,
                                          Chief Executive Officer

                               POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Louis J. Nicastro, Harold H. Bach, Jr. and Orrin J. Edidin, and each of them acting singly, as his attorney-in-fact, with full power of substitution and resubstitution, to sign on his behalf individually and in the capacity stated below and to file all amendments and post-effective amendments to this Registration Statement, any subsequent Registration Statements pursuant to Rule 462 under the Securities Act of 1933 and any amendments thereto, which amendments or Registration Statements may make such changes and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                           DATE                     TITLE
                     ---------                           ----                     -----

               /s/ LOUIS J. NICASTRO                 July 16, 1999  Chairman of the Board, President
---------------------------------------------------                   and Chief Executive Officer
                 Louis J. Nicastro                                    (Principal Executive Officer)

              /s/ HAROLD H. BACH, JR.                July 16, 1999  Vice President -- Finance, Chief
---------------------------------------------------                   Financial Officer and Treasurer
                Harold H. Bach, Jr.                                   (Principal Financial and
                                                                      Accounting Officer)

               /s/ NORMAN J. MENELL                  July 16, 1999  Vice Chairman of the Board
---------------------------------------------------
                 Norman J. Menell

            /s/ WILLIAM C. BARTHOLOMAY               July 16, 1999              Director
---------------------------------------------------
              William C. Bartholomay

              /s/ WILLIAM E. MCKENNA                 July 16, 1999              Director
---------------------------------------------------
                William E. McKenna

                     SIGNATURE                           DATE                     TITLE
                     ---------                           ----                     -----

               /s/ NEIL D. NICASTRO                  July 16, 1999              Director
---------------------------------------------------
                 Neil D. Nicastro

                 /s/ HARVEY REICH                    July 16, 1999              Director
---------------------------------------------------
                   Harvey Reich

              /s/ DAVID M. SATZ, JR.                 July 16, 1999              Director
---------------------------------------------------
                David M. Satz, Jr.

               /s/ IRA S. SHEINFELD                  July 16, 1999              Director
---------------------------------------------------
                 Ira S. Sheinfeld

                                 EXHIBIT INDEX

EXH.                          DESCRIPTION
NO.-                          -----------
1     Form of Underwriting Agreement.*
4.1   Specimen certificate of common stock, incorporated by
      reference to Exhibit 4(a) to the registrant's Annual Report on Form 10-K (file no. 1-8300) for the fiscal year ended
      June 30, 1994.
4.2   Rights Agreement dated as of March 5, 1998 between the
      registrant and The Bank of New York, as Rights Agent,
      incorporated by reference to Exhibit 1 to the registrant's
      Registration Statement on Form 8-A (file no. 1-8300), as
      filed with the Commission on March 25, 1998.
5     Opinion of Shack & Siegel, P.C., counsel for registrant.
23.1  Consent of Shack & Siegel, P.C. (contained in the Opinion filed as Exhibit 5 hereto).
23.2  Consent of Ernst & Young LLP.
24    Power of Attorney (contained on the signature page hereof).
99.1  Worldwide Merchandising Agreement/License Agreement Summary
      and License Agreement between WMS Gaming Inc., Hasbro, Inc.
      and Hasbro International, Inc. dated as of the first day of
      September, 1997. Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed
      separately with the Commission.
99.2  Amendment to License Agreement between WMS Gaming Inc.,
      Hasbro, Inc. and Hasbro International, Inc. dated 1998.
      Portions of this exhibit have been omitted pursuant to a
      request for confidential treatment filed separately with the
      Commission.
99.3  Employment Agreement between Terence M. Dunleavy and the registrant dated June 1, 1999.
99.4  Employment Agreement between Kevin L. Verner and the
      registrant dated June 1, 1999.
99.5  Letter agreement dated June 15, 1999 amending Sales
      Agreement dated as of April 6, 1998 between Williams
      Electronics Games, Inc. and Midway Games Inc.

---------------
* To be filed by amendment